    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 8, 1996

                                                       REGISTRATION NO. 333-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                              MMI COMPANIES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

               DELAWARE                              36-3263253
    (STATE OR OTHER JURISDICTION OF     (I.R.S. EMPLOYER IDENTIFICATION NO.)
    INCORPORATION OR ORGANIZATION)

       540 LAKE COOK ROAD, DEERFIELD, ILLINOIS 60015-5290 (847) 940-7550 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                            WAYNE A. SINCLAIR, ESQ.
                              MMI COMPANIES, INC.
       540 LAKE COOK ROAD, DEERFIELD, ILLINOIS 60015-5290 (847) 940-7550
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
        JERALD P. ESRICK, ESQ.                JOHN S. D'ALIMONTE, ESQ.
    WILDMAN, HARROLD, ALLEN & DIXON           WILLKIE FARR & GALLAGHER
         225 WEST WACKER DRIVE                   ONE CITICORP CENTER
              SUITE 3000                        153 EAST 53RD STREET
        CHICAGO, ILLINOIS 60606               NEW YORK, NEW YORK 10022
            (312) 201-2508     ----------------    (212) 821-8000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                                      PROPOSED
                                                       MAXIMUM
                                                      AGGREGATE   AMOUNT OF
               TITLE OF EACH CLASS OF                 OFFERING   REGISTRATION
            SECURITIES TO BE REGISTERED              PRICE(1)(2)    FEE(2)
- -----------------------------------------------------------------------------
Common Stock, par value $.10........................ $81,087,165   $27,961
- -----------------------------------------------------------------------------

- -------------------------------------------------------------------------------
(1) Includes shares of Common Stock that may be purchased by the underwriters pursuant to an over-allotment option.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED AUGUST 8, 1996

PROSPECTUS

                                      LOGO
                                2,207,733 SHARES

                              MMI COMPANIES, INC.

                                  COMMON STOCK

                                   --------

  Of the 2,207,733 shares of Common Stock offered hereby, 1,250,000 are being sold by MMI Companies, Inc. ("MMI" or the "Company") and 957,733 are being sold by the Selling Stockholders named under "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders.

  The Common Stock of the Company is traded on the New York Stock Exchange under the symbol "MMI." The reported last sale price of the Common Stock on the New York Stock Exchange on August 7, 1996, was
$32 3/8 per share. See "Price Range of Common Stock."

     PROSPECTIVE INVESTORS  SHOULD CAREFULLY  CONSIDER ALL  OF THE  FACTORS
          SET FORTH IN  "RISK FACTORS"  COMMENCING ON PAGE  8 OF  THIS
               PROSPECTUS.

                                   --------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                  UNDERWRITING                  PROCEEDS TO
                                     PRICE TO    DISCOUNTS AND   PROCEEDS TO      SELLING
                                      PUBLIC     COMMISSIONS(1)   COMPANY(2)    STOCKHOLDERS
- --------------------------------------------------------------------------------------------
Per Share                            $              $              $              $
- --------------------------------------------------------------------------------------------
Total(3)                           $              $              $              $
- --------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
(1) For information regarding indemnification of the Underwriters, see "Underwriting."
(2) Before deducting expenses estimated at $300,000, payable by the Company.
(3) The Company has granted the Underwriters a 30-day option to purchase up to 331,160 additional shares of Common Stock on the same terms as set forth above solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting
    Discounts and Commissions and Proceeds to Company will be $           ,
    $        and $          , respectively.

                                   --------

  The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Common Stock offered hereby will be available for delivery on or about
     , 1996 at the offices of Smith Barney Inc., 333 West 34th Street, New York, New York 10001.

                                   --------

SMITH BARNEY INC.

                 CONNING & COMPANY

                                  J.P. MORGAN & CO.

       , 1996

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  FOR NORTH CAROLINA PURCHASERS: THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER OF INSURANCE RULED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act" or the "Act"), with respect to the shares of Common Stock offered hereby ("Offering"). This Prospectus, which forms part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and financial statements thereto, to which reference is hereby made. Statements contained in this Prospectus as to the contents of any contract, agreement or other document are summaries which are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement, each such statement herein being qualified in all respects by such reference.

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act" or the "Exchange Act"), and in accordance therewith, files annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, other information and the Registration Statement, including all exhibits thereto, may be inspected without charge and copied at the public reference facilities of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048. Any interested party may obtain copies of all or any portion of the Registration Statement and its exhibits at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. In addition, reports, proxy statements, other information and this Registration Statement may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

  The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov. that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus and incorporated by reference. All financial data for the Company are presented on the basis of generally accepted accounting principles ("GAAP") unless otherwise stated. See "Glossary of Healthcare and Insurance Terms" for the definition of certain healthcare and insurance terms used in this Prospectus. Unless the context otherwise indicates, all references to the "Company" refer to MMI Companies, Inc. and its subsidiaries. Unless otherwise indicated, the information in this Prospectus assumes no exercise of the Underwriters' option to purchase from the Company up to 331,160 additional shares of Common Stock solely to cover over-allotments, if any.

                                  THE COMPANY

  The Company offers a comprehensive set of specialized insurance products and consulting services that are designed to assist healthcare providers manage the business, clinical, insurable and financial risks associated with the delivery of healthcare. The Company was formed in 1983 to write medical malpractice insurance for hospitals and physicians in the United States and has since established its strategic vision to be The Healthcare Risk Management SourceSM. Since the initial public offering of its Common Stock in June 1993, the Company has, through acquisitions and internal growth, substantially increased its insurance assets and capital as well as the breadth of its products and services and its capacity to deliver them. The Company has acquired insurance, strategic management consulting and employee relations consulting businesses and successfully integrated them into its operations. It has also developed additional products and services to assist healthcare providers manage their business operations.

  The Company's net premiums earned have increased from $101 million in 1992 to $155 million in 1995, representing a compound annual growth rate of 15%. Consulting and fee income increased from $6 million to $22 million over the same period, representing a compound annual growth rate of 56%.

  MMI believes its combination of insurance and consulting product and service offerings and national distribution differentiates it in the marketplace and provides a competitive advantage over monoline professional liability insurers and professional service firms serving the healthcare industry. Because of the close relationship between clinical and insurable risks, the Company integrates its professional liability insurance with its risk management services and does not offer such insurance or certain of its risk management programs on a stand alone basis. Accordingly, insurance clients are required to purchase a specific set of risk modification services consisting of consulting, education and information services in order to have access to the Company's professional liability coverage.

  The Company's business is organized into three operating groups:

  . The Insurance Group generates medical malpractice and life and health insurance premiums by underwriting primarily professional and general liability insurance and reinsurance for healthcare providers, including hospitals, healthcare systems and physician groups.

  . The Strategic Management Consulting Group generates fee income by providing healthcare clients with consulting services, including strategy development, healthcare system integration and development, managed care strategy design and implementation, hospital/physician alignment strategies and business process reengineering.

  . The Healthcare Services Group generates fee income by providing clinical risk modification services, employee relations and human resource consulting services, education programs, information services, managed care and third party administrative services, physician credentials verification and patient billing and coding services.

  The Company believes that a close working relationship with its healthcare industry clients is essential. Consequently, it markets its products and services directly and through insurance brokers where such a close client relationship can be created and maintained. The Company utilizes a team approach in delivering its services, combining the expertise of its sales, risk management, claims and underwriting specialists. The Company's Board of Directors is composed primarily of healthcare executives and physicians, which contributes to the Company's understanding of the business needs of its clients. In addition, the Company works closely with its clients in developing its products and services through formal and ad hoc advisory committees.

 Business Environment

  The healthcare industry, particularly healthcare providers, constitutes the Company's target market. This market has undergone substantial structural change over the past decade and continues to evolve. Historically, healthcare delivery was generally provided on a fee-for-service basis by hospitals and physicians. The Company believes that under managed care, healthcare delivery is evolving toward a more complex structure involving numerous healthcare provider types and payment mechanisms. Healthcare providers are forming integrated delivery networks by combining through mergers and acquisitions and through contractual arrangements. These networks include healthcare systems, physician organizations, physician management companies, physician hospital organizations, individual hospitals and physicians and other specialized healthcare provider entities.

  Under managed care contracts and health plans, these integrated networks provide care for covered groups represented by large purchasers. These contracts can include fixed price per person, or capitation arrangements, and other criteria with respect to the type and quality of healthcare services provided. In addition, healthcare is provided in numerous settings, including hospitals, clinics, outpatient facilities, physician offices, rehabilitation and long-term care facilities and the home.

  The Company believes that the evolving and consolidating healthcare environment presents providers and networks with a related set of risks:

  . Business Risk--arises as providers develop and implement organizational and operating strategies to respond to their changing business environment.

  . Clinical Risk--relates to assuring a consistent quality of care to patients in an increasing variety of delivery settings.

  . Insurable Risk--relates to costs associated with medical malpractice and other liability exposures.

  . Financial Risk--increases for providers as managed care transforms the operating environment from fee-for-service to capitated arrangements.

  The Company believes that healthcare providers benefit from addressing these risks jointly rather than individually to achieve delivery of quality healthcare at appropriate cost. For example, expenditures related to clinical care may reduce potential liability and clinical risk but increase financial risk. Similarly, reduced use of clinical resources may improve financial performance but may simultaneously increase liability exposure.

 MMI's Integrated Response

  The Company's client base has evolved as the structure of the healthcare industry has changed. Initially, the Company insured hospitals and physician groups and physicians affiliated with insured hospitals. The Company's client base has expanded to include healthcare systems, integrated delivery systems, various types of physician organizations and health plans in addition to its historical clients. The Company believes that as healthcare integration continues, its prospective clients will continue to become more sophisticated in their approach to managing risk, which should result in increased demand for its services. The Company has developed a comprehensive set of products and services designed to assist healthcare providers address the risks of healthcare delivery in an evolving environment. These services have been developed both internally and through acquisition.

 Consolidation of the Medical Malpractice Industry

  The medical malpractice insurance market includes several large multi-line carriers, as well as numerous single-state, monoline insurance companies. The Company believes that the evolving healthcare industry is contributing to consolidation in the medical malpractice insurance market. As healthcare providers increase in size and complexity, they demand more sophisticated products and services and seek insurers with greater financial capacity. The Company believes that current market conditions favor larger, strongly capitalized companies with multiple state licenses, broad distribution systems and a full complement of insurance and risk management products and services.

 Acquisition Opportunities

  The Company believes the breadth of its product and service offerings, national distribution and its ranking as the tenth largest writer of medical malpractice insurance in the United States helps to position the Company as an acquiror. Over the past five years the Company has obtained several blocks of insurance business from healthcare-sponsored single-state insurance entities in Connecticut, North Carolina and Georgia. With the acquisition of Health Providers Insurance Company ("HPIC") in 1995, the Company added a block of medical malpractice assumed reinsurance business and substantially increased its asset base and statutory surplus. The Company's strategy is to utilize its competitive position within the consolidating medical malpractice industry to continue this trend of growth through acquisitions and the assumption of books of business.

  As part of its strategy of assisting healthcare clients to address their business and clinical risks, during the past three years the Company acquired a healthcare strategy consulting firm, McManis Associates, Inc. ("McManis Associates"), and a healthcare employee relations consulting firm, Management Science Associates, Inc. ("MSA"). The Company intends to consider acquiring complementary consulting and fee businesses that serve the healthcare industry.

                                  THE OFFERING

Common Stock being offered by:
  The Company...................... 1,250,000 shares (1)
  The Selling Stockholders......... 957,733 shares
Common Stock to be outstanding
 after the Offering................ 11,114,714 shares (1)(2)
Use of proceeds.................... The net proceeds from the sale of Common
                                    Stock by the Company in this Offering will
                                    be available for general corporate purpos-
                                    es, including contributions to the capital
                                    and surplus of the Company's insurance sub-
                                    sidiaries to support increased premium
                                    writings and to fund future acquisitions.
                                    See "Use of Proceeds."
New York Stock Exchange symbol..... MMI
Dividend policy.................... The Board of Directors has a policy of de-
                                    claring quarterly cash dividends on the
                                    Common Stock. The Board of Directors de-
                                    clared a quarterly cash dividend of $.06
                                    per share on June 8, 1996 and paid such
                                    dividend on July 15, 1996. The declaration
                                    and payment of dividends is subject to the
                                    discretion of the Board of Directors and
                                    certain other restrictions. See "Dividend
                                    Policy."

- --------
(1) Excludes up to 331,160 shares of Common Stock which may be sold by the Company upon exercise of the Underwriters' over-allotment option. See "Underwriting."
(2) Based on 9,864,714 shares of Common Stock outstanding as of June 30, 1996. Does not include 974,554 shares of Common Stock issuable upon exercise of options held by current and former employees and directors.

                                  RISK FACTORS

  See "Risk Factors" for a discussion of certain factors that should be carefully considered in evaluating an investment in the Common Stock.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND RATIOS)

                                                                            SIX MONTHS ENDED
                                    YEAR ENDED DECEMBER 31,                     JUNE 30,
                          ------------------------------------------------  ------------------
                            1991      1992      1993      1994      1995      1995      1996
                          --------  --------  --------  --------  --------  --------  --------
PREMIUMS AND INCOME DATA
 (1):
Gross premiums written
 (2)....................  $130,905  $136,774  $161,421  $184,791  $210,752  $118,769  $131,408
Net premiums written
 (2)....................   103,111   102,350   120,237   139,800   161,188    91,821   100,225
Net premiums earned (2).   100,556   100,894   116,295   132,389   155,191    69,572    81,824
Consulting and fee
 income.................     4,768     5,924     6,962    18,602    22,336    11,651    15,628
Net investment income...    25,232    28,603    29,836    29,067    39,850    17,818    21,653
Net realized gains
 (losses) on
 investments............     3,126     6,653     1,771    (2,853)    1,367       344     1,002
Total revenues..........   144,895   142,074   154,864   177,205   218,744    99,385   120,107
Income from continuing
 operations (3) (4).....    12,982     6,683    14,181    15,051    22,695    10,048    13,759
 Per share (fully
  diluted)..............      1.90      1.01      1.90      1.72      2.34      1.09      1.34
Operating income (3) (4)
 (5)....................    10,256     2,292    13,030    16,905    21,806     9,824    13,108
 Per share (fully
  diluted)..............      1.50       .35      1.74      1.93      2.25      1.07      1.28
Cash dividends declared
 per common share.......       .09       .11       .12       .16       .20       .10       .12
Weighted average number
 of common and common
 equivalent shares
 (fully diluted)........     6,850     6,613     7,483     8,763     9,683     9,200    10,276
SELECTED STATUTORY DATA
 (3) (6):
Statutory net income....  $ 10,548  $ 11,490  $  9,494  $ 12,077  $ 17,479  $  8,655  $ 11,988
Statutory surplus.......    73,785    75,867   100,377   106,508   152,075   139,944   157,560
Ratio of net premiums
 written to statutory
 surplus................      1.4x      1.7x      1.2x      1.3x      1.1x       --        --
GAAP RATIOS (3) (7):
Loss ratio..............      88.6%     88.4%     88.3%     85.7%     84.8%     86.0%     83.1%
Expense ratio...........      22.5      28.9      19.7      18.7      19.5      19.6      21.1
                          --------  --------  --------  --------  --------  --------  --------
Combined ratio..........     111.1%    117.3%    108.0%    104.4%    104.3%    105.6%    104.2%
                          ========  ========  ========  ========  ========  ========  ========

                                                             JUNE 30, 1996
                                                       -------------------------
                                                         ACTUAL   AS ADJUSTED(8)
                                                       ---------- --------------
BALANCE SHEET DATA:
Investments........................................... $  711,672   $  749,817
Total assets..........................................  1,004,199    1,042,344
Loss and loss adjustment expense reserves.............    626,340      626,340
Long-term notes payable...............................     58,000       58,000
Stockholders' equity..................................    187,946      226,091
Book value per common share...........................      19.05        20.34

- --------
(1) Includes results of purchased businesses from their respective acquisition dates, including McManis Associates, acquired December 30, 1993; HPIC, acquired May 9, 1995; and MSA, acquired April 1, 1996. See Note 2 to the Consolidated Financial Statements.
(2) Excludes non-recurring premiums of $11,213,000 in 1991 relating to a transaction with an affiliate.
(3) For 1991 and 1992, income from continuing operations, operating income, selected statutory data and GAAP ratios have been significantly affected by the affiliate transaction referred to in Note 2 above and by certain events relating to a special assessment by the State of Florida, option termination expense, provision for reinsurance and interest on a tax refund.
(4) The Company adopted new standards on accounting for investments in 1994 and income taxes in 1992. See Note 1 to the Consolidated Financial Statements.
(5) Operating income represents income from continuing operations before after-tax realized investment gains (losses) of $2,726,000 in 1991, $4,391,000 in 1992, $1,151,000 in 1993, $(1,854,000) in 1994, $889,000 in 1995, and
    $224,000 and $651,000 for the six-month periods ended June 30, 1995 and 1996, respectively.
(6) Selected statutory data are derived from the combined financial statements of American Continental Insurance Company ("ACIC") and another direct insurance subsidiary that was merged into ACIC in 1992, and, for the six months ended June 30, 1995 and 1996 and the year ended December 31, 1995, also include data derived from the financial statements of HPIC. Such financial statements have been filed with insurance regulatory authorities and were prepared in accordance with statutory accounting practices, adjusted to eliminate the effect of loss reserve discounting. Statutory accounting practices differ in many respects from those governing preparation of financial statements under GAAP. Accordingly, statutory net income and statutory surplus differ from amounts reported in the GAAP basis financial statements for comparable items.
(7) GAAP ratios have been derived from the financial statements of ACIC, and include the results of operations of HPIC from the date of its acquisition, as prepared on a GAAP basis for inclusion in the Consolidated Financial Statements. Transactions and events described in Note 3 above resulted in an increase in the GAAP combined ratio of 3.8 percentage points and 6.2 percentage points in 1991 and 1992, respectively.
(8) Adjusted to reflect the sale of shares of Common Stock offered by the Company hereby at an assumed offering price of $32 3/8 per share.

                                 RISK FACTORS

  Prospective investors should carefully consider the following matters, together with the other information contained in this Prospectus, in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby.

INDUSTRY FACTORS AND COMPETITION

  Many factors influence the financial results of the medical malpractice insurance business, several of which are beyond the control of the Company. The supply of medical malpractice insurance, or the industry's underwriting capacity, is determined principally by the industry's level of capitalization, historical underwriting results, returns on investment and perceived premium rate adequacy. The Company competes with numerous insurance companies and consulting businesses, many of which have greater financial resources than does the Company. These factors, together with competitive pricing, could result in fluctuations in the Company's underwriting results and net income.

CHANGES IN HEALTHCARE INDUSTRY

  The Company obtains substantially all of its insurance premium income from healthcare systems, physician groups and physicians affiliated with insured healthcare systems. For at least the past decade, the healthcare industry has been consolidating. Because larger healthcare systems generally retain more risk by accepting higher deductibles and self-insured retentions, the Company believes this consolidation has reduced primary medical malpractice insurance premiums paid by healthcare systems and may continue to do so. In addition, federal and state governments may enact legislation and promulgate regulations designed to reform the healthcare system. No assurance can be given that future legislative or regulatory changes will not adversely affect the Company.

CIVIL JUSTICE REFORM

  Federal and state civil justice reform legislation has been proposed and may be passed in some form. It may be designed to result in fewer lawsuits filed, reduced cost to defendants and insurers and increased predictability of litigation outcomes. Although such reform could result in reduced revenues to the Company, the Company does not believe it will have a materially adverse effect on its business.

UNDERWRITING LOSSES AND RESERVES

  The reserves for losses and loss adjustment expenses established by the Company are estimates of amounts needed to pay reported and unreported claims and related loss adjustment expenses. The estimates are based on assumptions related to the ultimate cost of settling such claims. If the Company's reserves are inadequate, the Company will be required to increase its reserves and thus reduce its net income in the period in which the deficiency is identified. Unanticipated underwriting losses or materially underestimated reserves could have a material adverse effect on the Company. See "Business-- Reserves and Losses."

REINSURANCE

  In order to reduce risk and to increase its underwriting capacity, the Company obtains reinsurance from unaffiliated reinsurers, although it generally retains a portion of each risk reinsured. The Company is subject to a credit risk with respect to its reinsurers because reinsurance does not relieve the Company of liability to its insureds for the risks ceded to reinsurers. Although the Company believes that its reinsurance is maintained with financially stable reinsurers and that any reinsurance security maintained is adequate to protect its interests, a reinsurer's insolvency or inability to make payments under the terms of a reinsurance treaty could have a material adverse effect on the Company. In previous years, a portion of the Company's reinsurance was placed with reinsurers that were subsequently placed in liquidation. The Company establishes reserves for the potential uncollectibility of reinsurance.

HOLDING COMPANY STRUCTURE AND RESTRICTIONS ON INSURANCE SUBSIDIARIES

  As a holding company, the Company depends on dividends and other permitted payments from its subsidiaries to meet its cash needs, including servicing its debt and paying stockholder dividends. The Missouri and Illinois insurance laws and regulations impose restrictions on the amount of dividends that may be paid to stockholders by insurance companies domiciled in the respective states without prior approval of the Director of Insurance in such states. American Continental Insurance Company ("ACIC"), a subsidiary of the Company, may not, without the prior approval of the Missouri Director of Insurance, pay a dividend that, together with any other dividends paid within the twelve-month period ending on the date when the dividend will be paid, exceeds the lesser of ACIC's net investment income for the prior calendar year or 10% of its statutory surplus as of December 31 of the prior calendar year. HPIC may not, without the prior approval of the Illinois Director of Insurance, pay a dividend that, together with any other dividends paid within the twelve-month period ending on the date when the dividend will be paid, exceeds the greater of 10% of its statutory surplus as of December 31 of the prior calendar year or net income for the prior calendar year.

  The Company's bank credit agreement restricts dividends in an amount not to exceed for each fiscal year 20% of the Company's consolidated net earnings after taxes of the previous fiscal year, but the Company may in one fiscal year during the term of the bank credit agreement pay an amount of dividends up to the amount paid in the prior fiscal year without regard to the amount of its consolidated net earnings after taxes in such prior fiscal year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business--Regulation."

REGULATION

  The Company's insurance subsidiaries are subject to supervision and regulation of their businesses and financial condition by the states in which they transact business. The primary purpose of such supervision and regulation is the protection of the interests of policyholders as opposed to the interests of the holders of shares of Common Stock. Such supervision and regulation generally derives from state statutes which delegate broad regulatory, supervisory and administrative authority to state insurance departments. Recently, the insurance regulatory framework has come under increased scrutiny by various regulatory agencies, including the National Association of Insurance Commissioners ("NAIC"), state legislatures, and the United States Congress. Under the insolvency or guarantee laws of most of the states in which the Company operates, insurers doing business in those states are regularly assessed for policyholder losses of insolvent insurance companies. In addition, from time to time, states may make special assessments in response to extraordinary circumstances. See "Business--Regulation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  In addition to state-imposed insurance laws and regulations, the Company is subject to statutory accounting practices and the reporting format of the NAIC. The NAIC and many states have adopted risk-based capital formulas to establish minimum capital and surplus requirements for insurance companies and a model act for regulation of such companies. The risk-based capital formula measures a company's asset risk, insurance risk, interest rate risk and business risk. As of December 31, 1995, the surplus of each of the Company's insurance subsidiaries exceeds the minimum requirements under the NAIC formula.

RISKS RELATED TO POSSIBLE ACQUISITIONS

  The Company may expand its operations through the acquisition of additional businesses. There can be no assurance that the Company will be able to identify, acquire or profitably manage additional businesses or successfully integrate any acquired businesses into the Company without substantial expenses, delays or other operational or financial problems. Further, acquisitions may involve a number of special risks, including diversion of management's attention, failure to retain key acquired personnel, unanticipated events or circumstances, legal liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's business, operating results and financial condition.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of shares of Common Stock being offered by the Company are estimated to be $38,145,000 ($48,331,000 if the Underwriters' over-allotment option is exercised in full), assuming an offering price of $32 3/8 per share. The net proceeds from the sale of Common Stock by the Company in this Offering will be available for general corporate purposes, including contributions to the capital and surplus of the Company's insurance subsidiaries to support increased premium writings and to fund future acquisitions. The Company from time to time reviews possible acquisitions of complementary businesses and assets. There are currently no binding commitments or agreements with respect to any material acquisitions. Pending such uses, the net proceeds to the Company will be invested by the Company in accordance with its current investment policy. See "Business-- Investments." The Company will not receive any of the proceeds from the sale of the shares of Common Stock being offered by the Selling Stockholders.

                          PRICE RANGE OF COMMON STOCK

  The Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "MMI."

  The following table sets forth the high and low closing sales price per share of the Common Stock on the NYSE and the cash dividends declared per share for the periods indicated.

                                                                         CASH
                                                                       DIVIDENDS
      CALENDAR PERIOD                                   HIGH     LOW   DECLARED
      ---------------                                  ------- ------- ---------
      1994:
        First quarter................................. $15 3/4 $13 3/8   $.04
        Second quarter ...............................  13 3/4  12 1/8    .04
        Third quarter.................................  15 7/8  13 1/8    .04
        Fourth quarter................................  15 7/8  14 1/8    .04
                                                                         ----
                                                                         $.16
                                                                         ====
      1995:
        First quarter................................. $17 1/4 $14 7/8   $.05
        Second quarter................................  20      17        .05
        Third quarter.................................  25 1/4  18 7/8    .05
        Fourth quarter................................  25 1/2  22 1/8    .05
                                                                         ----
                                                                         $.20
                                                                         ====
      1996:
        First quarter................................. $30 1/4 $22       $.06
        Second quarter................................  31 1/4  26 3/4    .06
        Third quarter (through August 7)..............  32 3/8  30 1/2     --

  On August 7, 1996, the reported last sale price of the Common Stock on the NYSE was $32 3/8 per share. On June 30, 1996, the Company had 363 holders of record of Common Stock.

                                DIVIDEND POLICY

  The policy of the Board of Directors is to pay regular quarterly cash dividends. The declaration and payment of dividends is subject to the discretion of the Board of Directors and will depend upon general business conditions, legal and contractual restrictions on the payment of dividends and other factors that the Board of Directors deems relevant.

  As an insurance holding company, MMI depends in large part on dividends and other payments from its subsidiaries for the payment of cash dividends to stockholders. In the case of the Company's insurance subsidiaries, such payments are restricted by insurance laws, and insurance regulators have authority in certain circumstances to prohibit payments of dividends and other amounts by the Company's insurance subsidiaries that would otherwise be permitted without regulatory approval. The Company's bank credit agreement also restricts the payment of dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                CAPITALIZATION

  The following table sets forth the consolidated capitalization of the Company as of June 30, 1996, and as adjusted to give effect to the sale of the Common Stock offered hereby at an assumed offering price of $32 3/8 per share. This table should be read in conjunction with the Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus.

                                                              JUNE 30, 1996
                                                           --------------------
                                                            ACTUAL  AS ADJUSTED
                                                           -------- -----------
                                                              (IN THOUSANDS)
      Long-term notes payable............................. $ 58,000  $ 58,000
      Stockholders' equity
        Preferred Stock, par value $20.00 per share:
          Authorized: 5,000,000 shares; none outstanding..      --        --
        Common Stock, par value $.10 per share:
          Authorized: 30,000,000 shares
          Issued and outstanding: 9,864,714 shares;
           11,114,714 shares as adjusted (1)..............      986     1,111
        Additional paid-in capital........................   85,995   124,015
        Retained earnings.................................   96,941    96,941
        Unrealized gains on investments, net of taxes.....    4,024     4,024
                                                           --------  --------
          Total stockholders' equity......................  187,946   226,091
                                                           --------  --------
            Total capitalization.......................... $245,946  $284,091
                                                           ========  ========

- --------
(1) Does not include 974,554 shares of Common Stock issuable upon exercise of options held by current and former employees and directors.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

  The Consolidated Financial Statements for each of the years in the five-year period ended December 31, 1995 have been audited by Ernst & Young LLP, independent auditors. The premium and income data (other than gross and net premiums written) and balance sheet data presented below as of December 31, 1994 and 1995 and for each of the years in the three years ended December 31, 1995 are derived from the Consolidated Financial Statements that are included in this Prospectus. The data presented below as of June 30, 1995 and 1996 and for each of the six-month periods ended June 30, 1995 and 1996 are unaudited and are derived from the unaudited Consolidated Financial Statements included in this Prospectus. The unaudited consolidated financial statements include all adjustments that the Company considers necessary for a fair presentation of the information set forth herein. The operating results for interim periods are not necessarily indicative of the results that may be expected for the full year. The selected consolidated financial information should be read in conjunction with the Company's Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus.

                                                                             SIX MONTHS ENDED
                                    YEAR ENDED DECEMBER 31,                      JUNE 30,
                          ------------------------------------------------  -------------------
                            1991      1992      1993      1994      1995      1995      1996
                          --------  --------  --------  --------  --------  --------  ---------
                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND RATIOS)
PREMIUMS AND INCOME DATA
 (1):
Gross premiums written
 (2)....................  $130,905  $136,774  $161,421  $184,791  $210,752  $118,769  $ 131,408
Net premiums written
 (2)....................   103,111   102,350   120,237   139,800   161,188    91,821    100,225
Net premiums earned (2).   100,556   100,894   116,295   132,389   155,191    69,572     81,824
Consulting and fee
 income.................     4,768     5,924     6,962    18,602    22,336    11,651     15,628
Net investment income...    25,232    28,603    29,836    29,067    39,850    17,818     21,653
Net realized gains
 (losses) on
 investments............     3,126     6,653     1,771    (2,853)    1,367       344      1,002
Total revenues..........   144,895   142,074   154,864   177,205   218,744    99,385    120,107
Losses and loss
 adjustment expenses....    96,671    87,405   101,471   112,711   130,088    58,905     67,725
Provision for
 reinsurance (3)........       400     8,556       --        --        --        --         --
Insurance and
 administrative expense
 (3)....................    30,682    37,286    36,699    47,286    61,055    28,408     35,786
Interest expense........     2,151     2,152     1,489     1,619     2,767     1,098      1,602
Total losses and
 expenses...............   129,904   135,399   139,659   161,616   193,910    88,411    105,113
Income from continuing
 operations before
 income taxes...........    14,991     6,675    15,205    15,589    24,834    10,974     14,994
Income taxes (credit)...     2,009        (8)    1,024       538     2,139       926      1,235
Income from continuing
 operations (3) (4).....    12,982     6,683    14,181    15,051    22,695    10,048     13,759
 Per share (fully
  diluted)..............      1.90      1.01      1.90      1.72      2.34      1.09       1.34
Operating income (3) (4)
 (5)....................    10,256     2,292    13,030    16,905    21,806     9,824     13,108
 Per share (fully
  diluted)..............      1.50       .35      1.74      1.93      2.25      1.07       1.28
Cash dividends declared
 per common share.......       .09       .11       .12       .16       .20       .10        .12
SELECTED STATUTORY DATA
 (3) (6):
Statutory net income....  $ 10,548  $ 11,490  $  9,494  $ 12,077  $ 17,479  $  8,655  $  11,988
Statutory surplus.......    73,785    75,867   100,377   106,508   152,075   139,944    157,560
Ratio of net premiums
 written to statutory
 surplus................      1.4x      1.7x      1.2x      1.3x      1.1x       --         --
GAAP RATIOS (3) (7):
Loss ratio..............      88.6%     88.4%     88.3%     85.7%     84.8%     86.0%      83.1%
Expense ratio...........      22.5      28.9      19.7      18.7      19.5      19.6       21.1
                          --------  --------  --------  --------  --------  --------  ---------
Combined ratio..........     111.1%    117.3%    108.0%    104.4%    104.3%    105.6%     104.2%
                          ========  ========  ========  ========  ========  ========  =========
BALANCE SHEET DATA (AT
 END OF PERIOD) (4):
Investments.............  $381,146  $413,522  $472,040  $497,679  $743,622  $697,691  $ 711,672
Total assets............   529,461   558,998   643,773   693,804   982,678   950,976  1,004,199
Loss and loss adjustment
 expense reserves.......   366,291   384,621   419,679   448,672   638,815   624,182    626,340
Long-term notes payable.    29,000    23,000    16,000    28,000    49,000    43,000     58,000
Net unrealized gains
 (losses) on
 investments............        --        --        --    (7,237)   18,490     7,742      4,024
Stockholders' equity....    72,481    76,966   116,503   123,059   186,463   162,788    187,946
Book value per common
 share..................     11.28     11.96     13.56     14.28     19.27     16.97      19.05
Long-term notes payable
 as a percentage of
 total capitalization...      28.6%     23.0%     12.1%     18.5%     20.8%     20.9%      23.6%

                                        Footnotes appear on the following page.

- --------

(1) Includes results of purchased businesses from their respective acquisition dates, including McManis Associates, acquired December 30, 1993; HPIC, acquired May 9, 1995; and MSA, acquired April 1, 1996. See Note 2 to the Consolidated Financial Statements.
(2) Excludes non-recurring premiums of $11,213,000 in 1991 relating to a transaction with an affiliate.
(3) For 1991 and 1992, income from continuing operations, operating income, selected statutory data and GAAP ratios have been significantly affected by the affiliate transaction referred to in Note 2 above and by certain events relating to a special assessment by the State of Florida, option termination expense, provision for reinsurance and interest on a tax refund.
(4) The Company adopted new standards on accounting for investments in 1994 and income taxes in 1992. See Note 1 to the Consolidated Financial Statements.
(5) Operating income represents income from continuing operations before after-tax realized investment gains (losses) of $2,726,000 in 1991, $4,391,000 in 1992, $1,151,000 in 1993, $(1,854,000) in 1994, $889,000 in
    1995, and $224,000 and $651,000 for the six-month periods ended June 30, 1995 and 1996, respectively.
(6) Selected statutory data are derived from the combined financial statements of ACIC and another direct insurance subsidiary that was merged into ACIC in 1992, and, for the six months ended June 30, 1995 and 1996 and the year ended December 31, 1995, also include data derived from the financial statements of HPIC. Such financial statements have been filed with insurance regulatory authorities and were prepared in accordance with statutory accounting practices, adjusted to eliminate the effect of loss reserve discounting. Statutory accounting practices differ in many respects from those governing preparation of financial statements under GAAP. Accordingly, statutory net income and statutory surplus differ from amounts reported in the GAAP basis financial statements for comparable items.
(7) GAAP ratios have been derived from the financial statements of ACIC, and include the results of operations of HPIC from the date of its acquisition, as prepared on a GAAP basis for inclusion in the Consolidated Financial Statements. Transactions and events described in Note 3 above resulted in an increase in the GAAP combined ratio of 3.8 percentage points and 6.2 percentage points in 1991 and 1992, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion of the results of operations and financial condition of the Company should be read in conjunction with the Company's financial statements and notes thereto included elsewhere in this Prospectus.

RESULTS OF OPERATIONS

  SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995.

  Revenues. Gross premiums written increased by 10.6% to $131,408,000 for the six months ended June 30, 1996 from $118,769,000 for the 1995 period. Net premiums written increased by 9.2% to $100,225,000 from $91,821,000, and net premiums earned increased by 17.6% to $81,824,000 from $69,572,000.

  Medical malpractice premiums earned increased by 18.2% to $77,870,000 for the six months ended June 30, 1996 from $65,900,000 for the 1995 period. A substantial percentage of the Company's business renews during the first quarter. The Company's quarterly written and earned premiums can vary significantly from quarter to quarter due to one-time premiums, such as prior acts coverage for new insureds. Of the increase in premiums earned in the first six months of 1996, approximately ten percentage points of the 18% growth resulted from increases in such one-time premiums. Healthcare system premium rates were generally unchanged, and pricing for physician groups increased modestly. Pricing of healthcare system insurance is strongly influenced by the loss experience of the insured. Life and health premiums earned increased by 7.7% to $3,954,000 for the six months ended June 30, 1996 from $3,672,000 in 1995.

  Consulting and fee income increased by 34.1% to $15,628,000 for the six months ended June 30, 1996 from $11,651,000 for the 1995 period. The growth in consulting and fee income is attributable to growth in fees generated by the Healthcare Services Group and the inclusion of the results of MSA from the date of its acquisition, April 1, 1996. Consulting and fee income as a percentage of net premiums earned and consulting and fee income was 16.0% for the six months ended June 30, 1996 compared to 14.3% in 1995.

  Net investment income increased by 21.5% to $21,653,000 for the six months ended June 30, 1996 from $17,818,000 for the 1995 period. Net investment income attributable to HPIC was $3,536,000 for the six months ended June 30, 1996 compared to $1,037,000 for the 1995 period. Net investment income, excluding the growth attributable to HPIC, increased by 8.0% for the six month period, and is due to growth in invested assets. The Company had net realized gains on investments of $1,002,000 for the six months ended June 30, 1996 compared to gains of $344,000 for the 1995 period.

  Losses and expenses. Losses and loss adjustment expenses ("LAE") increased by 15.0% to $67,725,000 for the six months ended June 30, 1996 from $58,905,000 for the 1995 period. Medical malpractice liability losses and LAE increased by 14.7% to $65,439,000 for the six months ended June 30, 1996 from $57,029,000 for the 1995 period due to an increase in premiums earned partially offset by a decrease in the property and casualty loss ratio. The property and casualty loss ratio decreased to 83.1% from 86.0% for the respective six month periods. Life and health benefit costs increased by $410,000 or 21.9% to $2,286,000 for the six months ended June 30, 1996 from $1,876,000 for the 1995 period. Underwriting results for the Company's life and health segment are variable due to the relatively small volume of business written.

  Insurance and administrative expenses increased by 26.0% to $35,786,000 for the six months ended June 30, 1996 from $28,408,000 for the 1995 period. The increase in administrative expense is attributable to increased premiums and consulting and fee income, increased commission expense due to a greater percentage of business acquired through brokers and the inclusion of the results of acquired businesses, including HPIC from its acquisition in May 1995 and MSA from its acquisition in April 1996.

  Interest expense increased by 45.9% to $1,602,000 for the six months ended June 30, 1996 from $1,098,000 for the 1995 period and is due principally to an increase in outstanding debt.

  Income taxes. Income taxes were $1,235,000 for the six months ended June 30, 1996 compared to $926,000 for the 1995 period.

  Net income. Net income increased by 36.9% to $13,759,000 for the six months ended June 30, 1996 from $10,048,000 for the 1995 period. Operating income, which excludes net realized gains on investments, net of taxes, increased by 33.4% to $13,108,000 for the six months ended June 30, 1996 from $9,824,000 for the 1995 period.

  Net income per share. Fully diluted net income per common and common equivalent share increased to $1.34 for the six months ended June 30, 1996 from $1.09 for the 1995 period. Included in these amounts are $.06 in 1996 and $.02 in 1995 related to net realized gains on investments. Fully diluted earnings per common and common equivalent share before realized gains (losses), net of taxes, increased to $1.28 for the six months ended June 30, 1996 from $1.07 for the 1995 period. Fully diluted weighted average shares and equivalents outstanding increased due to the issuance of capital stock in connection with the acquisition of HPIC in May 1995.

 1995 COMPARED TO 1994.

  Revenues. Gross premiums written increased by 14.0% to $210,752,000 in 1995 from $184,791,000 in 1994. Net premiums written increased by 15.3% to $161,188,000 from $139,800,000 and net premiums earned increased by 17.2% to $155,191,000 from $132,389,000. Gross premiums written, net premiums written and net premiums earned attributable to HPIC in 1995 were $3,863,000, $1,978,000, and $4,424,000, respectively.

  Medical malpractice premiums earned increased by 19.1% to $147,635,000 in 1995 from $123,982,000 in 1994. Gross and net premiums increased principally due to strong renewals for healthcare systems, the addition of new group practice insureds and the acquisition of HPIC. Reflected in 1995 premiums earned are approximately $3,000,000 more in one-time non-recurring premiums, such as prior acts coverage, than was included in 1994. Healthcare system premium rates were generally unchanged, and modest rate increases were obtained for physician business. Life and health premiums earned decreased by 10.1% to $7,556,000 from $8,407,000 in 1994 due to a decrease in group accident and health and medical expense stop-loss business.

  Consulting and fee income increased by 20.1% to $22,336,000 in 1995 from $18,602,000 in 1994. The growth in consulting and fee income is attributable primarily to increases in risk management fee income and also to an increase in McManis Associates consulting revenues. Consulting and fee income as a percentage of net premiums earned and consulting and fee income increased to 12.6% in 1995 from 12.3% in 1994.

  Net investment income increased by 37.1% to $39,850,000 in 1995 from $29,067,000 in 1994. Net investment income attributable to HPIC in 1995 was $4,793,000. Investment income increased principally due to an increase in invested assets related to growth in the Company's historical business and the acquisition of HPIC. The Company had net realized gains on investments of $1,367,000 in 1995 compared to losses of $2,853,000 in 1994.

  Losses and expenses. Losses and LAE increased by 15.4% to $130,088,000 in 1995 from $112,711,000 in 1994. Medical malpractice liability losses and LAE increased by 17.9% to $125,944,000 in 1995 from $106,861,000 in 1994 due principally to an increase in premiums earned. The property and casualty loss ratio decreased to 84.8% from 85.7% in 1994. Life and health benefit costs decreased 29.2% to $4,144,000 in 1995 from $5,850,000 in 1994 due to a decrease in premiums earned and a decrease in the ratio of life and health benefit costs to premiums earned.

  Insurance and administrative expenses increased by 29.1% to $61,055,000 in 1995 from $47,286,000 in 1994. The increase in administrative expense is attributable to increased revenues, increased commission expense due to a greater percentage of business acquired through brokers and the acquisition of HPIC.

  Interest expense increased by 70.9% to $2,767,000 in 1995 from $1,619,000 in 1994 and is due to an increase in debt outstanding and to an increase in average short-term interest rates.

  Income taxes. Income taxes were $2,139,000 in 1995 compared to $538,000 in 1994. The increase was attributable to greater pretax income.

  Net income. Net income increased by 50.8% to $22,695,000 in 1995 from $15,051,000 in 1994 due to the aforementioned reasons. Operating income, which excludes net realized gains (losses) on investments, net of taxes, increased by 29.0% to $21,806,000 in 1995 from $16,905,000 in 1994.

  Net income per share. Fully diluted net income per common and common equivalent share increased to $2.34 in 1995 from $1.72 in 1994. Included in these amounts are gains of $.09 in 1995 and losses of $.21 in 1994 related to net realized gains (losses) on investments. Fully diluted net income per common and common equivalent share before realized gains (losses), net of taxes, increased to $2.25 from $1.93. Fully diluted weighted average shares and equivalents outstanding increased due to the issuance of capital stock in connection with the acquisition of HPIC in May 1995.

 1994 COMPARED WITH 1993.

  Revenues. Gross premiums written increased by 14.5% to $184,791,000 in 1994 from $161,421,000 in 1993; net premiums written increased by 16.3% to $139,800,000 from $120,237,000 and net premiums earned increased by 13.8% to $132,389,000 from $116,295,000.

  Medical malpractice premiums earned increased by 15.1% to $123,982,000 in 1994 from $107,704,000 in 1993. Medical malpractice premiums increased principally due to a high renewal rate and the addition of new healthcare system and clinic accounts. Life and health premiums earned decreased by $184,000, or 2.1%, to $8,407,000 from $8,591,000.

  Consulting and fee income increased by 167.2% to $18,602,000 in 1994 from $6,962,000 in 1993 due principally to consulting revenues generated by McManis Associates, which was purchased on December 30, 1993. Other consulting and fee income, principally risk management fees from insureds, continued to increase at a rate exceeding the rate of premium growth. Consulting and fee income as a percentage of net premiums earned and consulting and fee income increased to 12.3% from 5.6% in 1993.

  Net investment income decreased by 2.6% to $29,067,000 in 1994 from $29,836,000 in 1993. Yield on market value of invested assets decreased to 5.9% in 1994 from 6.5% in 1993. The decrease in investment income and lower yield is due to an increase in the percentage of tax-advantaged securities in the investment portfolio and reinvestment of redeemed securities at lower yields.

  Net realized losses on investments were $2,853,000 in 1994 compared to gains of $1,771,000 in 1993. During the second quarter of 1994, the Company adjusted the mix among taxable and tax-advantaged securities in its investment portfolio from approximately 40% tax-advantaged to approximately 60% tax-advantaged. The Company sold taxable securities with an aggregate market value of approximately $80,000,000 and reinvested the proceeds and available cash in tax-advantaged securities of comparable credit quality and duration. The Company undertook the change in investment mix to improve the after-tax total return portion of the investment portfolio and to take advantage of an expiring tax carryback.

  Losses and expenses. Losses and LAE increased by 11.1% to $112,711,000 in 1994 from $101,471,000 in 1993 principally because of the increase in premiums earned. The property and casualty loss ratio decreased to 85.7% in 1994 from 88.3% in 1993. Life and health benefit costs decreased by $307,000, or 5.0%, to $5,850,000 in 1994 from $6,157,000 in 1993.

  Insurance and administrative expenses increased 28.8% to $47,286,000 in 1994 from $36,699,000 in 1993. A substantial majority of the increase in insurance and administrative expenses is attributable to the addition of

McManis Associates. Included in insurance and administrative expenses in 1994 is amortization of goodwill of approximately $880,000 related to the McManis Associates acquisition. Excluding the addition of McManis Associates, insurance and administrative expenses increased at a rate lower than premium growth.

  Interest expense was $1,619,000 in 1994 compared to $1,489,000 in 1993 due principally to an increase in short-term interest rates.

  Income taxes. The Company recorded income taxes of $538,000 in 1994 compared to $1,024,000 in 1993. The decrease in income taxes resulted primarily from the tax effect of the net realized losses on investments incurred during the second quarter of 1994 as well as an increase in tax-advantaged investment income in 1994.

  Net income. Net income increased by 6.1% in 1994 to $15,051,000 from $14,181,000 in 1993. Operating income, which excludes realized gains (losses) on investments, net of tax, increased by 29.7% to $16,905,000 from $13,030,000.

  Net income per share. Fully diluted net income per common and common equivalent share decreased by 9.5% to $1.72 in 1994 from $1.90 in 1993. Included in these amounts are losses of $.21 in 1994 and gains of $.16 in 1993 related to net realized gains (losses) on investments. Fully diluted net income per common and common equivalent share before realized gains (losses), net of taxes, increased by 10.9% to $1.93 from $1.74. Weighted average shares outstanding increased due to the Company's public offering of Common Stock and the acquisition of McManis Associates, both of which occurred in 1993.

LIQUIDITY AND CAPITAL RESOURCES

  As a holding company, the Company's assets consist primarily of the stock of its subsidiaries. The Company's principal sources of operating funds are management fees and dividends from its subsidiaries. In 1995, the Company received dividends from its subsidiaries of $6,000,000 compared to $5,000,000 in 1994 and 1993. For the six months ended June 30, 1996 the Company received dividends of $5,500,000, compared to $2,500,000 for the 1995 period. The Company received management fees from its subsidiaries of $19,100,000 in 1995, $16,750,000 in 1994, and $12,200,000 in 1993. For the six months ended June
30, 1996, the Company received management fees of $10,100,000 compared to $8,050,000 for the 1995 period. The Company's principal uses of funds are operating expenses, acquisitions, debt service and dividends to stockholders.

  On a consolidated basis, the Company's principal sources of operating funds are premiums, investment income, fees and recoveries from reinsurers. Funds are used to pay claims, operating expenses, reinsurance premiums, acquisition-related expenditures, debt service requirements, taxes and dividends to stockholders.

  Cash flow. On a consolidated basis, the Company has had positive cash flow from operations in each of the last three years. Positive cash flow has resulted from growth in premiums and timing differences between the collection of premiums and payment of claims. Because of uncertainty related to the timing of payment of claims, cash from operations for a casualty insurance company can vary substantially from year to year and quarter to quarter. Cash provided by operating activities was $50,299,000 in 1995, $42,977,000 in 1994, and $41,151,000 in 1993. For the six months ended June 30, 1996, cash used by operating activities was $7,233,000 compared to cash provided by operating activities of $25,794,000 for the 1995 period. Cash from operations decreased principally due to increased paid losses during the first six months of 1996.

  Investing activities, substantially in fixed income securities, have been the principal use of cash flow from operations. Cash used by investing activities was $69,738,000 in 1995, $41,685,000 in 1994, and $61,796,000 in
1993. For the six months ended June 30, 1996 cash provided by investing activity was $492,000 compared to cash used by investing activity of $39,463,000 for the 1995 period. During the first six months of 1996, the decrease in cash provided by operating activities reduced cash available for investing activities. The greater use of cash in 1995 compared to 1994 relates to the acquisition of HPIC. Investment of proceeds from the Company's public offering and the acquisition of McManis Associates were two other principal uses of cash in investing activities in 1993. Reallocations of the Company's investment portfolio have resulted in significant purchases and sales of fixed income securities. The Company has no material commitments for capital expenditures.

  Financing activities provided $19,380,000 in cash in 1995, resulted in a $1,508,000 use in 1994, and provided $20,106,000 in 1993. Cash provided by financing activities was $9,975,000 for the six months ended June 30, 1996 compared to $14,351,000 for the 1995 period. In January 1996, the Company obtained an increase in its available credit line to $85,000,000 and increased its borrowings to $58,000,000 as of June 30, 1996 in connection with the acquisition of MSA. In May 1995, in connection with the acquisition of HPIC, the Company obtained an increase in its available credit line to $56,000,000 and borrowed an additional $15,000,000. The Company borrowed an additional $5,000,000 in July 1995. Long-term and short-term notes payable totaled $49,750,000 as of December 31, 1995, compared to $30,000,000 as of December 31, 1994.

  Invested assets. The Company invests in investment grade fixed income securities and preferred stocks. The estimated fair value of preferred stocks was less than 2.0% of the fair value of total invested assets as of June 30, 1996. The estimated fair value of the Company's short-term, fixed maturity and preferred stock investments was $711,672,000 as of June 30, 1996, compared to $743,622,000 as of December 31, 1995 and $497,679,000 as of December 31, 1994.
The June 30, 1996 amount includes net unrealized gains of $6,191,000, which represents the amount by which the estimated fair value of the fixed income portfolio exceeds amortized cost. Unrealized gains were $28,447,000 as of December 31, 1995 compared to unrealized losses of $11,133,000 as of December 31, 1994. The decrease in unrealized gains during the first six months of 1996 was due to an increase in the general level of interest rates.

  The Company maintains a portion of its investment portfolio in high quality, short-term securities to meet its short-term operating liquidity requirements, including the payment of claims and expenses. Short-term investments totaled $30,769,000 or 4.3% of invested assets as of June 30, 1996, compared to $33,550,000 or 4.5% of invested assets as of December 31, 1995 and $33,839,000 or 6.8% of invested assets as of December 31, 1994. The Company believes that all of its invested assets are readily marketable.

  Debt. Long-term and short-term debt totaled $58,000,000 as of June 30, 1996, compared to $49,750,000 as of December 31, 1995 and $30,000,000 as of December 31, 1994. In January 1996, the Company obtained an increase in its available credit line to $85,000,000. The credit agreement, which is secured by the capital stock of ACIC and HPIC, limits the Company's ability to enter new lines of business, incur or assume debt, pay dividends in excess of 20% of the prior year's net income and make acquisitions. The credit agreement contains financial covenants with respect to minimum net worth, minimum statutory surplus, a ratio of debt to capital, a debt service coverage ratio, certain leverage ratios for ACIC, A.M. Best rating and risk-based capital levels. The loan bears interest at a fixed rate equal to the London Interbank Offered Rate ("LIBOR") for periods of up to one year plus a margin ranging from 5/8% to 7/8%. The Company has entered into interest rate swap agreements that result in a fixed interest rate of 5.4% through 1997 on the LIBOR component for $44,500,000 of the $58,000,000 in outstanding principal. As of June 30, 1996, the unused commitment under the credit facility was $27,000,000.

  Stockholders' equity. The Company's stockholders' equity was $187,946,000 as of June 30, 1996, compared to $186,463,000 as of December 31, 1995 and $123,059,000 as of December 31, 1994. Changes in stockholders' equity are primarily attributable to net income of the Company, dividends to stockholders, changes in unrealized gains or losses on fixed income securities and issuances of Common Stock. Cash dividends to stockholders totaled $1,957,000 in 1995, $1,376,000 in 1994, and $946,000 in 1993. Dividends to
stockholders were $1,179,000 for the six months ended June 30, 1996. In 1994, the Company adopted Financial Accounting Standard No. 115--Accounting for Certain Investment in Debt and Equity Securities, which requires invested assets classified as available-for-sale to be carried at estimated fair value, with changes in temporary unrealized gains and losses reported directly in stockholders' equity. As of June 30, 1996, estimated unrealized gains on investments were $6,191,000 net of deferred tax liability of $2,167,000, thereby increasing stockholders' equity by $4,024,000. As of December 31, 1995 the Company had an unrealized gain, net of taxes, of $18,490,000 and as of December 31, 1994, the Company had an unrealized loss, net of taxes, of $7,237,000.

  Risk-based capital. NAIC risk-based capital solvency standards for property and casualty insurers became effective as of December 31, 1994 in addition to risk-based capital standards for life and health insurance companies, which became effective in 1993. Under risk-based capital, several solvency thresholds are calculated based on the underwriting, credit, and asset risks of a company. As of December 31, 1995 the statutory capital and surplus of each of the Company's insurance subsidiaries exceeds its risk-based capital requirements.

ACQUISITION OF HPIC AND MSA

  On May 9, 1995 the Company acquired all of the outstanding capital stock of HPIC, an Illinois-domiciled insurance company that writes medical malpractice insurance for healthcare organizations and assumes reinsurance from healthcare sponsored insurance companies. Total consideration was $30,672,000, consisting of $15,320,000 in cash and $15,352,000 in convertible preferred stock, which was subsequently converted into 949,760 shares of Common Stock. The transaction was accounted for as a purchase.

  Effective April 1, 1996 the Company purchased substantially all of the net assets of MSA. MSA provides employee relations and human resource consulting services to healthcare organizations and had revenues of approximately $6.6 million in 1995. The purchase price for MSA was $8.3 million in cash which was funded principally by an increase in borrowings under the Company's credit agreement.

EFFECT OF INFLATION

  The primary effect of inflation on the Company is implicitly considered in pricing and estimating reserves for unpaid losses and loss adjustment expenses, particularly for claims where there is a long period between reporting and settlement. The actual effect of inflation on the Company's results cannot be accurately known until claims are ultimately settled. Based on actual results to date, the Company believes that loss and LAE reserve levels and the Company's rate making process adequately incorporate the effects of inflation.

                                   BUSINESS

OVERVIEW

  The Company offers a comprehensive set of specialized insurance products and consulting services that are designed to assist healthcare providers manage the business, clinical, insurable and financial risks associated with the delivery of healthcare. The Company was formed in 1983 to write medical malpractice insurance for hospitals and physicians in the United States and has since established its strategic vision to be The Healthcare Risk Management SourceSM. Since the initial public offering of its Common Stock in June 1993, the Company has, through acquisitions and internal growth, substantially increased its insurance assets and capital as well as the breadth of its products and services and its capacity to deliver them. The Company has acquired insurance, strategic management consulting and employee relations consulting businesses and successfully integrated them into its operations. It has also developed additional products and services to assist healthcare providers manage their business operations.

  The Company's net premiums earned have increased from $101 million in 1992 to $155 million in 1995, representing a compound annual growth rate of 15%. Consulting and fee income increased from $6 million to $22 million over the same period, representing a compound annual growth rate of 56%.

  MMI believes its combination of insurance and consulting product and service offerings and national distribution differentiates it in the marketplace and provides a competitive advantage over monoline professional liability insurers and professional service firms serving the healthcare industry. Because of the close relationship between clinical and insurable risks, the Company integrates its professional liability insurance with its risk management services and does not offer such insurance or certain of its risk management programs on a stand alone basis. Accordingly, insurance clients are required to purchase a specific set of risk modification services consisting of consulting, education and information services in order to have access to the Company's professional liability coverage.

  The Company's business is organized into three operating groups:

  . The Insurance Group generates medical malpractice and life and health insurance premiums by underwriting primarily professional and general liability insurance and reinsurance for healthcare providers, including hospitals, healthcare systems and physician groups.

  . The Strategic Management Consulting Group generates fee income by providing healthcare clients with consulting services, including strategy development, healthcare system integration and development, managed care strategy design and implementation, hospital/physician alignment strategies and business process reengineering.

  . The Healthcare Services Group generates fee income by providing clinical risk modification services, employee relations and human resource consulting services, education programs, information services, managed care and third party administrative services, physician credentials verification and patient billing and coding services.

  The Company believes that a close working relationship with its healthcare industry clients is essential. Consequently, it markets its products and services directly and through insurance brokers where such a close client relationship can be created and maintained. The Company utilizes a team approach in delivering its services, combining the expertise of its sales, risk management, claims and underwriting specialists. The Company's Board of Directors is composed primarily of healthcare executives and physicians, which contributes to the Company's understanding of the business needs of its clients. In addition, the Company works closely with its clients in developing its products and services through formal and ad hoc advisory committees.

 Business Environment

  The healthcare industry, particularly healthcare providers, constitutes the Company's target market. This market has undergone substantial structural change over the past decade and continues to evolve. Historically, healthcare delivery was generally provided on a fee-for-service basis by hospitals and physicians. The Company believes that under managed care, healthcare delivery is evolving toward a more complex structure involving numerous healthcare provider types and payment mechanisms. Healthcare providers are forming integrated delivery networks by combining through mergers and acquisitions and through contractual arrangements. These networks include healthcare systems, physician organizations, physician management companies, physician hospital organizations, individual hospitals and physicians and other specialized healthcare provider entities.

  Under managed care contracts and health plans, these integrated networks provide care for covered groups represented by large purchasers. These contracts can include fixed price per person, or capitation arrangements, and other criteria with respect to the type and quality of healthcare services provided. In addition, healthcare is provided in numerous settings, including hospitals, clinics, outpatient facilities, physician offices, rehabilitation and long-term care facilities and the home.

  The Company believes that the evolving and consolidating healthcare environment presents providers and networks with a related set of risks:

  . Business Risk--arises as providers develop and implement organizational and operating strategies to respond to their changing business environment.

  . Clinical Risk--relates to assuring a consistent quality of care to patients in an increasing variety of delivery settings.

  . Insurable Risk--relates to costs associated with medical malpractice and other liability exposures.

  . Financial Risk--increases for providers as managed care transforms the operating environment from fee-for-service to capitated arrangements.

  The Company believes that healthcare providers benefit from addressing these risks jointly rather than individually to achieve delivery of quality healthcare at appropriate cost. For example, expenditures related to clinical care may reduce potential liability and clinical risk but increase financial risk. Similarly, reduced use of clinical resources may improve financial performance but may simultaneously increase liability exposure.

 MMI's Integrated Response

  The Company's client base has evolved as the structure of the healthcare industry has changed. Initially, the Company insured hospitals and physician groups and physicians affiliated with insured hospitals. The Company's client base has expanded to include healthcare systems, integrated delivery systems, various types of physician organizations and health plans in addition to its historical clients. The Company believes that as healthcare integration continues, its prospective clients will continue to become more sophisticated in their approach to managing risk, which should result in increased demand for its services. The Company has developed a comprehensive set of products and services designed to assist healthcare providers address the risks of healthcare delivery in an evolving environment. These services have been developed both internally and through acquisition.

 Consolidation of the Medical Malpractice Industry

  The medical malpractice insurance market includes several large multi-line carriers, as well as numerous single-state, monoline insurance companies. The Company believes that the evolving healthcare industry is contributing to consolidation in the medical malpractice insurance market. As healthcare providers increase in size and complexity, they demand more sophisticated products and services and seek insurers with greater financial capacity. The Company believes that current market conditions favor larger, strongly capitalized companies with multiple state licenses, broad distribution systems and a full complement of insurance and risk management products and services.

 Acquisition Opportunities

  The Company believes the breadth of its product and service offerings, national distribution and its ranking as the tenth largest writer of medical malpractice insurance in the United States helps to position the Company as an acquiror. Over the past five years the Company has obtained several blocks of insurance business from healthcare-sponsored single-state insurance entities in Connecticut, North Carolina and Georgia. With the acquisition of HPIC in 1995, the Company added a block of medical malpractice assumed reinsurance business and substantially increased its asset base and statutory surplus. The Company's strategy is to utilize its competitive position within the consolidating medical malpractice industry to continue this trend of growth through acquisitions and the assumption of books of business.

  As part of its strategy of assisting healthcare clients to address their business and clinical risks, during the past three years the Company acquired a healthcare strategy consulting firm, McManis Associates, and a healthcare employee relations consulting firm, MSA. The Company intends to consider acquiring complementary consulting and fee businesses that serve the healthcare industry.

BUSINESS GROUP DATA

  The Company classifies its operations into insurance and consulting and fee groups. The Insurance Group is comprised principally of medical malpractice liability insurance, including professional and general liability insurance and reinsurance for hospitals, healthcare systems and healthcare providers and life and health insurance, including group life, disability and health stop-loss insurance and reinsurance. The consulting and fee group includes the Strategic Management Consulting Group and the Healthcare Services Group. Investment income and certain expenses are allocated based on estimates. Corporate and eliminations represents certain corporate income and expenses that have not been allocated to specific business groups. The following table sets forth the revenues and income (loss) before taxes for the Company's business groups over the past three years:

                                                   YEAR ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1993      1994      1995
                                                  --------  --------  --------
                                                        (IN THOUSANDS)
   Revenues:
     Insurance Group:
       Premiums earned........................... $116,295  $132,389  $155,191
       Net investment income.....................   28,236    28,928    39,417
                                                  --------  --------  --------
                                                   144,531   161,317   194,608
     Strategic Management Consulting and
      Healthcare Services Groups:
       Consulting and fee income.................    6,962    18,602    22,336
     Net realized investment gains (losses)......    1,771    (2,853)    1,367
     Corporate and eliminations..................    1,600       139       433
                                                  --------  --------  --------
         Total................................... $154,864  $177,205  $218,744
                                                  ========  ========  ========
   Income (loss) before taxes:
     Insurance Group............................. $ 16,830  $ 21,670  $ 30,158
     Strategic Management Consulting and
      Healthcare Services Groups.................      385     2,615     2,873
     Net realized investment gains (losses)......    1,771    (2,853)    1,367
     Corporate and eliminations..................   (3,781)   (5,843)   (9,564)
                                                  --------  --------  --------
         Total................................... $ 15,205  $ 15,589  $ 24,834
                                                  ========  ========  ========

PRODUCTS AND SERVICES

 INSURANCE GROUP

  Insurance products include professional liability insurance for healthcare organizations and systems, physicians and allied healthcare professionals, assumed reinsurance, and life and health insurance, written by the Company's insurance subsidiaries: ACIC, HPIC and American Continental Life Insurance Company

("ACLIC"). Both ACIC and HPIC are rated "A" (Excellent) by A.M. Best Company ("A.M. Best"). ACLIC is rated "B++" (Very Good) by A.M. Best.

  Healthcare Organizations and Systems. The Company writes primary, umbrella and excess liability insurance for healthcare organizations and systems. The Company has capacity to write policy limits to $51,000,000 and obtains reinsurance for losses in excess of $3,000,000 subject to an annual aggregate reinsurance deductible of $8,000,000. The Company's liability insurance is written primarily on a claims-made basis. The Company has the capacity to write this coverage on a surplus lines basis in most jurisdictions through HPIC in situations where filed rates and forms are not immediately available for complex risk exposures. The Company also writes liability insurance for directors and officers of healthcare systems.

  Physicians and Allied Healthcare Professionals. The Company underwrites physician groups and physicians that are employed by or affiliated with insured hospitals or clinics, and locum tenens organizations. The Company writes both primary and excess policies primarily on a claims-made basis and has capacity to write policy limits of up to $5,000,000 per occurrence with a $7,000,000 aggregate policy limit. The Company cedes to reinsurers 100% of losses in excess of $500,000 per claim. The Company's maximum exposure on any single occurrence involving more than one insured is $750,000. The Company is also the insurer for several liability insurance programs sponsored by associations of healthcare professionals.

  Assumed Reinsurance. The Company provides excess of loss reinsurance for healthcare-sponsored medical malpractice insurance companies, principally single-state organizations. The Company had assumed reinsurance gross earned premiums of $17,247,000 in 1995.

  Life and Health Insurance. The Company provides group life, stop-loss, and disability products for healthcare institutions and their employees. The Company's life and health insurance products further the Company's strategy of offering a broad range of products to its existing and potential clients. The Company also provides HMO reinsurance and healthcare provider excess insurance.

 CONSULTING AND FEE GROUP

  The Strategic Management Consulting Group and Healthcare Services Group comprise the Company's consulting and fee group.

 Strategic Management Consulting Group

  The Company acquired McManis Associates on December 30, 1993. McManis Associates is a Washington D.C.-based management and research consulting firm founded in 1964 that specializes in providing services to healthcare industry clients. McManis Associates provides a wide variety of consulting services, including strategy development, healthcare system integration and development, managed care strategy design and implementation, hospital/physician alignment strategies and business process reengineering. These services are designed to assist clients in implementing organizational change. Since the acquisition, McManis Associates has increased its capacity to provide consulting services by locating senior consultants in certain of the Company's other offices throughout the United States.

 Healthcare Services Group

  The Healthcare Services Group provides fee-based services designed to help its customers increase revenues, reduce cost and improve the quality of healthcare provided. Since its inception in 1983, the Company has required that its insurance clients purchase a combination of its risk modification programs, educational programs and information services as a condition to obtaining its insurance coverage. The Company subsequently broadened its strategy and now offers certain of these services to both insured and non-insured clients and has developed additional clinical and operations support service offerings for all of its healthcare clients.

  Risk Modification Services to Insured Clients. The clinical risk modification process is designed to help clients change practices in the healthcare setting that may increase risk exposure. This process begins with a review of each prospective insured prior to underwriting in order to assess risk exposures and to evaluate its receptivity to the Company's risk management philosophy. Once insured, the client is provided several services by the Company to manage its risk exposures.

  The Company's risk modification approach originated with its risk modification programs for the clinical setting. The Company has introduced specialized clinical risk modification programs in four relatively high-risk areas: obstetrics, anesthesia, emergency medicine and surgery. These programs, which are updated regularly, seek to improve the quality of patient care, thereby reducing loss exposures and incurred losses in these areas. The Company requires that healthcare systems continually review clinical practices and submit indicator statistics monthly. These statistics measure the insureds' degree of compliance with the guidelines which have been developed by national work groups of physicians and other medical professionals working under the sponsorship of the Company. These data comprise a comparative database of practice and outcome indicators that has been maintained since 1985. Insured institutions must also establish procedures for internal clinical and risk management review of cases and furnish reports and make available patient records, case review summaries and other material requested to support the evaluation of their risk management activity.

  The introduction of these programs into the insured's operation is accomplished through a combination of consultation, education and information services.

    Consultation. The Company's risk management consultants regularly conduct on-site visits to insured institutions, which include interviews with key executive, administrative and clinical staff; review of hospital policies, physician profiles and patient records; and inspection of treatment areas. The consultants' periodic observations and recommendations are reported to the insured and are included in the risk management plan developed for the insured. The Company's risk consultants are supported by a nationwide network of outside clinical and legal experts who are called upon as needed to assist with on-site reviews and risk intervention. The consultants are available to insureds to discuss risk management issues that arise from time to time.

    Education Programs. The Company includes education programs as a key element of its approach to risk modification. The Company provides insureds with educational opportunities including national seminars and focused training workshops. National seminars are offered to multi-disciplinary audiences and are designed to address a specific area of risk exposure of national concern. Focused training workshops, with limited enrollment, provide in-depth training for risk managers, healthcare executives and others within the healthcare setting on specialized areas of risk. Some examples of workshop topics include behavioral health, laboratory services, radiological services, home healthcare and group practice. In addition, the Company has developed and offers The Healthcare Risk Management Certificate Program, a ten course professional development and continuing education program. The Company's education programs have been approved by several states and professional organizations for professional certification or continuing education credit.

    Information Services. Insureds receive the Company's proprietary software, RISKKEY(R), which facilitates collection, analysis and reporting of incident, claim and clinical data and contains a policy module that enables insureds to monitor their insurance coverages. In addition, the Company has developed an on-line communications function with its insureds that allows for direct interaction among all clients and from each client to the Company's staff.

  Clinical and Operations Support Services. The Healthcare Services Group offers services to insured and non-insured clients on a fee basis. These services include clinical risk modification program assessment and development; third party claims administration and audit and design of self-administered claims management systems; and customized education and training.

  The Company offers managed care support services that include: physician credentials verification services; managed care contract management, patient billing and coding services; quality management services; health claims administration; and accreditation preparation services.

  The Company provides employee relations and human resource consulting services to healthcare organizations. The Company believes that human resource and compensation issues will take on increased importance as healthcare organizations continue to consolidate and evolve.

MARKETING AND UNDERWRITING

  The Company believes that a close working relationship with its healthcare industry clients is essential and consequently markets its products and services directly and through insurance brokers where such a close client relationship can be created and maintained. The Company markets its products nationally and has significant operations in Deerfield, Illinois; Washington, D.C.; Atlanta, Georgia; San Francisco and San Diego, California; and Kansas City, Missouri. The Company also has several small offices in locations where specialized services are provided to clients. ACIC is licensed in 50 states and the District of Columbia. In 1995, the five largest states in terms of direct written premium by ACIC were Florida, Illinois, California, Texas and North Carolina, which together accounted for approximately 52% of ACIC's direct written premium. HPIC has authority to write insurance on a surplus lines basis in 29 states.

  The Company has a select risk underwriting philosophy and its account management team approach supports the underwriting process. Clinical risk management consultants prepare reports regarding potential new business and provide site visit reports, risk assessments, and recommendations and monthly statistical reports regarding risk management programs for renewal business. The Company's risk management consultants develop a base-line risk index which measures the degree to which clients have processes in place to assess and manage risk. Claims managers evaluate a minimum of five years of loss history and reserve data, and underwriters require detailed historical exposure data and three years of financial information. The Company's underwriters perform a complete underwriting evaluation for every new and renewal applicant and determine premiums and coverage provisions when an insurance quotation is issued. Pricing of healthcare system insurance is strongly influenced by the loss experience of the insured, which provides incentive for the client to adopt and adhere to sound risk management policies.

  For physicians affiliated with insured healthcare systems, the underwriting process involves an evaluation of the prospective insured and an underwriting recommendation by a committee of insured physicians, in addition to an evaluation of a physician's loss history and exposure data. Although physicians are underwritten individually by the Company, for all physician group business pricing is influenced by the experience of the insured physician group. The Company believes that this approach to pricing and the review by group members improves the physician underwriting process.

CLAIMS MANAGEMENT

  The Company's approach to claims management utilizes highly experienced multi-disciplinary teams and early clinical evaluation. The Company believes that this approach allows it to assess claims more accurately and manage them to resolution more efficiently. Clinical resource work groups are a key component of claims management for the Company. Each work group meets three times a year and includes several prominent physicians affiliated with insured healthcare institutions and the Company's Medical Director and legal, claims and underwriting personnel. The work groups review and evaluate clinical, standard of care, causation and risk management issues relating to new claims.

  The Company emphasizes early evaluation and aggressive management of claims. Claims professionals are required to complete a full evaluation and reserving of claims within nine months of the filing of a claim. The claims department conducts major case reviews semiannually for all cases reserved at or above $100,000 and for all obstetric claims. The major case review process ensures ongoing senior management involvement for all large exposure claims. The Company works closely with its defense counsel to develop case strategies and participate in litigation of claims. Claims professionals attend case conferences and trials and maintain an expert witness data bank. When necessary, medical consultants are retained to assist in defense of claims.

  The Company seeks a cooperative working relationship with client risk managers. Claims professionals are assigned responsibility for claim activity on an account basis, working closely with underwriters and risk management consultants also assigned to these accounts. Claims professionals routinely conduct phone consultations with client risk managers regarding specific cases and perform claim audits annually. This working relationship and open communication is critical for the Company in identifying incidents that may result in claims and assists the Company in evaluating and responding to claims expeditiously.

RESERVES AND LOSSES

  The Company establishes balance sheet reserves based on its estimates of the future amounts necessary to pay claims and expenses associated with investigation and settlement of claims. These estimates include two components: case reserves and non-case reserves. Case reserves are estimates of future losses and LAE for reported claims and are established by the claims department. Non-case reserves, which include a provision for losses that have occurred but have not been reported to the Company as well as development on reported claims, are the difference between (i) the sum of case reserves and paid losses and (ii) actuarially estimated ultimate incurred losses. Ultimate incurred losses are an actuarially determined estimate of total losses and LAE necessary for the ultimate settlement of all reported claims and incurred but not reported claims including amounts already paid.

  The following table shows the Company's property and casualty loss and LAE reserves as of December 31, 1993, 1994 and 1995, separated into their case and non-case components. The table is presented net of reinsurance receivables.

                             LOSS AND LAE RESERVES
                                (IN THOUSANDS)

                                                             DECEMBER 31,
                                                      --------------------------
                                                        1993     1994     1995
                                                      -------- -------- --------
      Case........................................... $193,039 $207,501 $297,904
      Non-case.......................................  144,774  154,232  240,803
                                                      -------- -------- --------
          Total...................................... $337,813 $361,733 $538,707
                                                      ======== ======== ========

  The Company employs several actuarial methodologies in setting its reserves, including the Bornheutter-Ferguson method, traditional development approaches, frequency and severity methods and simulation models. The Company places heavier emphasis on the Bornheutter-Ferguson method and development approaches in estimating reserves. The Company estimates reserves separately for each of its several classes of business, including hospital malpractice, physician malpractice, umbrella and other classes, and it evaluates insurance written on a claims-made basis separately from insurance written on an occurrence basis. The actuarial analysis results in estimates of ultimate incurred losses, which are then disaggregated into paid losses, case reserves and non-case components. In deriving loss development factors to apply to known losses, the Company uses its own historic loss development patterns.

  The process of estimating reserves is inherently uncertain and involves an evaluation of many variables including social and economic conditions. A significant period of time may elapse between the report of a claim to the Company and the ultimate settlement of the claim. The inherent uncertainty of establishing reserves is relatively greater for companies writing long-tail casualty insurance, including medical malpractice insurance, due primarily to the longer-term nature of the resolution of claims. There can be no assurance that the ultimate liability of the Company will not exceed the amounts reserved.

  The following table presents the development of balance sheet reserve liability for property and casualty reserves net of reinsurance for the calendar years 1986 through 1995. The amounts shown for each year on the top line of the table represent the Company's estimate of its liability for future payments of losses and LAE as of the balance sheet date as originally reported. The liability for unpaid losses and LAE as originally reported is presented net of reinsurance receivables relating to unpaid losses. The upper portion of the table represents a re-estimate of the original balance sheet liability at the end of each succeeding period, followed by a line indicating the change from the original estimate to the most current re-estimate. The lower portion of the table represents the cumulative amount of the original liability that has been paid in the succeeding years.

       ANALYSIS OF LOSS AND LOSS ADJUSTMENT EXPENSE RESERVE DEVELOPMENT
                                (IN THOUSANDS)

                                                               DECEMBER 31,
                         -------------------------------------------------------------------------------------------
                           1986      1987      1988     1989     1990     1991     1992     1993     1994     1995
                         --------  --------  -------- -------- -------- -------- -------- -------- -------- --------
Liability for unpaid
 losses and LAE, net.... $ 74,116  $115,315  $162,812 $208,752 $244,876 $288,297 $314,401 $337,813 $361,733 $538,707
Liability re-estimated
 as of:
 One year later.........   73,288   117,015   162,938  208,674  247,086  302,168  317,727  340,198  359,967
 Two years later........   79,127   118,368   164,333  209,397  255,183  301,032  316,445  336,180
 Three years later......   82,349   120,724   162,832  212,058  248,985  287,985  305,428
 Four years later.......   87,288   120,480   166,651  207,542  235,641  278,989
 Five years later.......   91,503   122,992   163,278  202,287  227,666
 Six years later........   95,124   123,039   159,063  199,548
 Seven years later......   96,626   122,829   157,348
 Eight years later......   95,563   124,619
 Nine years later.......   96,898
                         --------  --------  -------- -------- -------- -------- -------- -------- --------
Cumulative redundancy
 (deficiency)........... $(22,782) $ (9,304) $  5,464 $  9,204 $ 17,210 $  9,308 $  8,973 $  1,633 $  1,766
                         ========  ========  ======== ======== ======== ======== ======== ======== ========
Cumulative liability
 paid as of:
 One year later......... $ 10,922  $ 18,209  $ 28,150 $ 47,812 $ 39,248 $ 72,518 $ 68,070 $ 77,646 $ 69,088
 Two years later........   26,538    39,502    67,111   78,606   97,689  125,036  125,009  135,881
 Three years later......   35,242    61,709    82,354  119,211  126,723  157,181  166,623
 Four years later.......   51,500    71,051   106,322  140,118  151,038  186,705
 Five years later.......   58,050    89,864   121,615  153,606  166,893
 Six years later........   72,877   101,741   127,870  161,440
 Seven years later......   82,076   106,218   134,099
 Eight years later......   86,852   110,338
 Nine years later.......   86,865

  In evaluating the information in the table above, it should be noted that each column includes the effects of changes in amounts for prior periods. The table does not present accident year or policy year development data. Conditions and trends that have affected the development of liabilities in the past may not necessarily occur in the future. Accordingly, it may not be appropriate to extrapolate future redundancies or deficiencies based on this table. In 1995, reserve redundancy of $1,766,000 represents a 0.5% decrease in the Company's estimate of the December 31, 1994 reserve.

  The following table presents a reconciliation of beginning and ending property and casualty loss and LAE reserve balances for the years indicated.

                 RECONCILIATION OF LIABILITY FOR LOSS AND LAE
                                (IN THOUSANDS)

                                                    YEAR ENDED DECEMBER 31,
                                                   ---------------------------
                                                     1993     1994      1995
                                                   -------- --------  --------
Liability for losses and LAE at beginning of year
 (net of reinsurance receivables: 1993--$62,263;
 1994--$71,851; 1995--$78,057)...................  $314,401 $337,813  $361,733
Liability for losses and LAE from HPIC at date of
 acquisition (net of reinsurance receivables:
 $9,944).........................................       --       --    124,651
Add: Provision for losses and LAE for claims
 occurring in:
  The current year from continuing operations....    92,027  104,366   127,710
  The current year from discontinued operations..     4,866      759       --
  Prior years from continuing operations.........     3,287    2,495    (1,766)
  Prior years from discontinued operations.......        39     (110)      --
                                                   -------- --------  --------
    Total incurred losses and LAE................   100,219  107,510   125,944
Less: Losses and LAE payments for claims
 occurring in:
  The current year from continuing operations....     8,717    5,944     4,533
  The current year from discontinued operations..        20      --        --
  Prior years from continuing operations.........    62,082   74,453    67,681
  Prior years from discontinued operations.......     5,988    3,193     1,407
                                                   -------- --------  --------
    Total paid losses and LAE....................    76,807   83,590    73,621
                                                   -------- --------  --------
Liability for losses and LAE at end of year (net
 of reinsurance receivables: 1993--$71,851;
 1994--$78,057; 1995--$88,707)...................  $337,813 $361,733  $538,707
                                                   ======== ========  ========

  The following table presents a reconciliation of reserves of the Company's property and casualty operations in accordance with statutory accounting practices ("SAP") with reserves reflected in the Consolidated Financial Statements prepared in accordance with GAAP as of December 31, 1995.

               RECONCILIATION OF SAP RESERVES WITH GAAP RESERVES
                                (IN THOUSANDS)

                                                              DECEMBER 31, 1995
                                                              -----------------
      Liability for losses and LAE on a SAP basis............     $449,589
      Add:
        Statutory loss reserve discount......................       50,182
        Retroactive reinsurance reserve assumed..............       19,109
        Other................................................       19,827
                                                                  --------
      Liability for losses and LAE on a GAAP basis (net of
       reinsurance receivables of $88,707)...................     $538,707
                                                                  ========

  For SAP reporting, ACIC discounts reserves at a 5.0% interest rate, as expressly approved by insurance regulatory authorities. Retroactive reinsurance reserve assumed is reported as an aggregate write-in liability for SAP. For GAAP reporting, ACIC does not discount its reserves.

INVESTMENTS

  The Company invests principally in investment grade fixed income securities and preferred stocks. The Investment Committee of the Company's Board of Directors meets quarterly with management to set investment policy and review performance of internal and external investment managers. The Company's Board of Directors approves investment policy which currently authorizes a maximum average effective duration of six years and limits fixed income purchases to securities rated Baa/BBB or better by Moody's Investors Services, Inc. ("Moody's"), Standard & Poor's Corporation ("S&P"), Duff & Phelps Inc. ("D&P") or Fitch Investors Service Inc ("Fitch"). The Company's investment managers select specific bond issues within these guidelines. The investment policy limits holdings in private placements, common stocks, preferred stocks and international stocks and bonds, cumulatively, to 5% of invested assets.

  In general, the investment policy of the Company is to maximize after-tax total return, subject to constraints on investment quality, maturity and liquidity. The Company's investment policy establishes a range for the appropriate allocation among asset classes. The precise allocation varies depending on an evaluation of the economic environment and on the Company's tax position. Currently, the portfolio is being managed with emphasis on corporate and municipal bonds. As of June 30, 1996, the securities in the Company's fixed income portfolio had an average rating of Aa3 as rated by Moody's. S&P, D&P or Fitch ratings are used for securities not rated by Moody's.

  All fixed maturity securities are classified as available-for-sale and carried at estimated fair value. For these securities, temporary unrealized gains and losses, net of tax, are reported directly through stockholders' equity, and have no effect on net income. As of June 30, 1996, the estimated fair value of fixed maturity securities exceeded aggregate amortized cost by $6,191,000, and stockholders' equity was increased by that amount, offset in part by a $2,167,000 deferred tax liability. See Note 1 to the Consolidated Financial Statements. The following table summarizes the investment results of the Company for the years indicated.

                              INVESTMENT RESULTS
                            (DOLLARS IN THOUSANDS)

                                                                     SIX MONTHS
                                        YEAR ENDED DECEMBER 31,        ENDED
                                       ----------------------------   JUNE 30,
                                         1993      1994      1995     1996 (1)
                                       --------  --------  --------  ----------
Average invested assets (2)........... $442,781  $490,426  $611,994   $710,329
Net investment income.................   29,836    29,067    39,850     21,653
Net realized investment gains
 (losses).............................    1,771    (2,853)    1,367      1,002
Taxable-equivalent yield on invested
 assets (excluding net realized
 investment gains and losses).........      8.1%      7.7%      8.2%       7.9%

- --------
(1) Yield is annualized.
(2) Amounts are based on amortized cost.

  The following table summarizes the Company's fixed maturity portfolio by sector as of June 30, 1996.

                      FIXED MATURITY PORTFOLIO BY SECTOR
                            (DOLLARS IN THOUSANDS)

                                                            JUNE 30, 1996
                                                      --------------------------
                                                                         PERCENT
                                                      AMORTIZED   FAIR   OF FAIR
                                                        COST     VALUE    VALUE
                                                      --------- -------- -------
U.S. Government and government agencies.............. $ 54,497  $ 54,447    8.1%
States and political subdivisions....................  430,635   434,416   65.0
Corporate securities.................................   95,424    97,644   14.6
Mortgage-backed securities...........................   81,811    82,076   12.3
                                                      --------  --------  -----
    Total............................................ $662,367  $668,583  100.0%
                                                      ========  ========  =====

  The following table summarizes the Company's fixed maturity portfolio by rating as of June 30, 1996. The table is based on ratings by Moody's. S&P, D&P or Fitch ratings are used for securities not rated by Moody's.

                      FIXED MATURITY PORTFOLIO BY RATING
                             (DOLLARS IN THOUSANDS)

                                                            JUNE 30, 1996
                                                      --------------------------
                                                                         PERCENT
                                                      AMORTIZED   FAIR   OF FAIR
                                                        COST     VALUE    VALUE
                                                      --------- -------- -------
U.S. Government obligations and agencies (1)......... $ 84,987  $ 84,750   12.7%
Aaa/AAA..............................................  189,042   189,809   28.4
Aa/AA................................................  108,857   110,112   16.5
A/a..................................................  193,160   195,736   29.2
Baa/BBB..............................................   82,108    84,590   12.7
Below investment grade...............................    4,213     3,586    0.5
                                                      --------  --------  -----
    Total............................................ $662,367  $668,583  100.0%
                                                      ========  ========  =====

- --------
(1)Includes $30,491,000 of U.S. government-sponsored entity mortgage-backed securities.

  The following table summarizes the Company's fixed maturity portfolio by stated maturity as of June 30, 1996.

                  FIXED MATURITY PORTFOLIO BY STATED MATURITY
                            (DOLLARS IN THOUSANDS)

                                                            JUNE 30, 1996
                                                      --------------------------
                                                                         PERCENT
                                                      AMORTIZED   FAIR   OF FAIR
                                                        COST     VALUE    VALUE
                                                      --------- -------- -------
1 year or less....................................... $  8,573  $  8,611    1.3%
Over 1 year through 5 years..........................  116,402   117,635   17.6
Over 5 years through 10 years........................  189,968   193,164   28.9
Over 10 years through 20 years.......................  163,721   165,968   24.8
Over 20 years........................................  101,892   101,129   15.1
Mortgage-backed securities...........................   81,811    82,076   12.3
                                                      --------  --------  -----
    Total............................................ $662,367  $668,583  100.0%
                                                      ========  ========  =====

CEDED REINSURANCE

  Insurance companies purchase reinsurance to limit risk on individual exposures, protect against catastrophic losses and increase their capacity to write insurance. Reinsurance involves an insurance company transferring, or ceding, all or a portion of its exposure on insurance to a reinsurer. The reinsurer assumes the exposure in return for a portion of the premium received by the insurance company. Reinsurance does not discharge the insurer from its obligation to its insureds. If the reinsurer fails to meet its obligations, the ceding insurer remains liable to pay the insured.

  The Company cedes a material amount of its business to reinsurers to spread risk and limit loss per exposure. Management seeks to mitigate exposure to adverse reinsurance pricing conditions and to limit its credit risk by maintaining a diversity of reinsurers. Furthermore, the Company diversifies its reinsurance exposure geographically with North American, United Kingdom and continental European companies. In 1995, no single reinsurer accounted for more than 12% of the Company's ceded premiums.

  For its hospital medical malpractice insurance business, the Company has reinsurance capacity to write policy limits to $51,000,000. The Company has reinsurance for all losses in excess of $3,000,000 per occurrence subject to an $8,000,000 aggregate annual deductible. The Company provides for its estimated liability relating to this deductible in loss reserves. For its physician business, the Company has reinsurance capacity to write policy limits up to $5,000,000 per claim with a $7,000,000 annual aggregate limit. The Company has reinsurance for losses in excess of $500,000 per claim and $750,000 for occurrences involving more than one claim. For its group life insurance business, the Company has reinsurance for losses in excess of $50,000 per life and for excess medical expense business, the Company cedes 70% of the premiums and losses for policy limits of $1,000,000 per occurrence and $2,000,000 in the aggregate.

  The Company's Vetting Committee evaluates the credit risk associated with every reinsurer and reports its findings to the Audit Committee of the Board of Directors. The Board of Directors has substantially increased the Company's creditworthiness standards for reinsurers over the past several years. For new reinsurers, the standards require minimum capital and surplus of $100,000,000 or one of the following ratings: at least A- or better from A.M. Best, Claims Paying Ability rating from S&P of at least A or a S&P Insurance Solvency International rating of at least A. In 1995, the Company ceded to reinsurers approximately $49,564,000 or 24% of gross premiums written. In 1994 and 1993 the Company ceded premiums of $44,991,000 and $41,184,000 and respectively, which constituted 24% and 26% of gross premiums written in each year.

  The following table sets forth the principal reinsurers of the Company and reinsurance receivables with respect to paid and unpaid losses and LAE as of December 31, 1995.

                            REINSURANCE RECEIVABLES
                                (IN THOUSANDS)

                                                   REINSURANCE        SOURCE OF
      REINSURER                                    RECEIVABLE  RATING  RATING
      ---------                                    ----------- ------ ---------
      Lloyd's Underwriters.......................   $ 17,411    --       --
      Hannover Reinsurance Company...............     12,317     A+   A.M. Best
      Transatlantic Reinsurance Company..........      7,267     A+   A.M. Best
      CNA International Reinsurance Company
       Limited...................................      6,618     A-   A.M. Best
      Unionamerica Insurance Company Limited.....      6,448     A-   A.M. Best
      Insurance Company of Hannover..............      3,255     A-   A.M. Best
      TIG Reinsurance Company....................      2,790     A    A.M. Best
      Phoenix Home Life Mutual Insurance Company.      2,701     A    A.M. Best
      Axa Reassurance SA.........................      2,585    AA       S&P (1)
      Zurich Reinsurance Centre, Inc.............      2,534     A    A.M. Best
      Other......................................     41,628    --       --
                                                    --------
          Total..................................   $105,554
                                                    ========

- --------
(1) S&P rating refers to Claims Paying Ability rating.

COMPETITION

  The Company competes with monoline medical malpractice insurance companies, large multi-line property and casualty companies and providers of risk management and consulting services. The insurance business is highly competitive. Many of the Company's competitors have substantially greater financial resources than the Company, and there are many companies that provide risk management and other services that the Company provides. Among other things, competition may take the form of lower prices, broader coverage, greater product flexibility or higher quality service. However, the Company believes that its particular combination of insurance, risk management services involving clinical risk management, strategic management consulting services, direct access and long-term relationships with its clients provide it with a competitive advantage in its chosen markets.

REGULATION

  The Company's insurance subsidiaries, ACIC, HPIC and ACLIC (collectively, the "Insurance Subsidiaries") are subject to the insurance laws and regulations in each state in which they are licensed to do business. ACIC is licensed in 50 states and the District of Columbia, HPIC is licensed in 2 states and has authority to write on a surplus lines basis in 29 states. ACLIC is licensed in 45 states and the District of Columbia. ACIC and ACLIC are subject to supervisory regulation by Missouri, the state of their incorporation, and HPIC is subject to supervisory regulation in Illinois, its state of incorporation. Each of the states in which the Insurance Subsidiaries are licensed has the duty and obligation to impose premium taxes and other fees and to regulate rates, financial data and major business transactions. Also, the Insurance Subsidiaries must pass certain solvency tests and meet minimum capital and surplus requirements in each jurisdiction where they are licensed. Statutory financial statements must be filed on a quarterly basis and insurance reserves must be certified by an actuary on an annual basis. The Insurance Subsidiaries are regulated with regard to the amount of insurance they may write based upon the amount of their respective surpluses.

  As part of a holding company system, the Insurance Subsidiaries are subject to the reporting requirements of their respective states, which require them to file an annual Holding Company System Registration Statement (Form B). Form B is required by Missouri, Illinois and several other jurisdictions where the Insurance Subsidiaries are licensed. Form B must include relevant information concerning the history, capital structure and significant transactions of each of the Insurance Subsidiaries, their parent and affiliates. Pertinent biographical information regarding each director and officer must also be provided. Transfers of assets and significant transactions between the Company's subsidiaries within the holding company system also require regulatory approval.

  Every insurance company is subject to a periodic examination under the authority of the insurance commissioner of its state of domicile. Any other state interested in participating in a periodic examination may do so. The most recent periodic examination reports for ACIC and ACLIC, based on December 31, 1994 financial statements, were issued on November 29, 1995 for ACIC and September 18, 1995 for ACLIC. An examination of HPIC, based on December 31, 1994 financial statements, is presently in progress. The most recent periodic examination report for HPIC, based on December 31, 1991 financial statements, was issued on October 22, 1992. Various states also conduct "market conduct examinations" which are periodic, unscheduled examinations designed to monitor the compliance with state laws and regulations concerning the filing of rates and forms.

  ACIC principally writes medical malpractice insurance and additional requirements are placed upon ACIC to report detailed information with regard to the settlements or judgments against its insureds. In addition to the reporting to the states of medical malpractice settlements and judgments, payments must also be reported to the National Practitioners Data Bank. Penalties attach if reports to the states and to the data bank are not made. The Insurance Subsidiaries are required to participate in the guaranty funds of states in which they are licensed to do business. Assessments are made by the states to pay amounts to policyholders who were insured by companies which have become insolvent and are placed into liquidation either voluntarily or involuntarily by the insurance commissioner. These assessments vary from state to state and are dependent upon the amount of the insolvencies in each state during a given year.

  The Missouri and Illinois insurance laws and regulations impose restrictions on the amount of dividends that may be paid to stockholders by insurance companies domiciled in the respective states without prior approval of the Director of Insurance of such states. ACIC may not, without the prior approval of the Missouri Director of Insurance, pay a dividend that, together with any other dividends paid within the twelve-month period ending on the date when the dividend will be paid, exceeds the lesser of ACIC's net investment income for the prior calendar year or 10% of its statutory capital and surplus as of December 31 of the prior calendar year. In 1996, dividend payments by ACIC without prior regulatory approval may not exceed $17,175,000. HPIC may not, without the prior approval of the Illinois Director of Insurance, pay a dividend that, together with any other dividends paid within the twelve-month period ending on the date when the dividend will be paid, exceeds the greater of 10% of its statutory capital and surplus as of December 31 of the prior calendar year or net income for the prior calendar year. In 1996, dividend payments by HPIC without prior regulatory approval may not exceed $6,973,000. As of June 30, 1996, in 1996 ACIC paid stockholder dividends of $3,000,000 and HPIC paid stockholder dividends of $2,500,000.

  The Missouri and Illinois insurance laws and regulations impose a risk-based minimum surplus requirement for life and health insurance companies that attempts to measure statutory capital and surplus needs based on the risks in a company's mix of products and investment portfolio. As of December 31, 1995 ACIC's, HPIC's and ACLIC's surplus all exceeded their respective risk-based capital requirement under the standards.

EMPLOYEES

  As of June 30, 1996, the Company employed approximately 650 persons. None of its employees are represented by a labor union, and the Company believes that its employee relations are excellent.

PROPERTIES

  The Company leases and has firm commitments for approximately 246,565 square feet of office space throughout the United States and England. The Company's primary leasehold obligation relates to its corporate office located in Deerfield, Illinois. The Deerfield, Illinois office space consists of 112,000 square feet. The lease is for a term of fifteen years beginning July 1, 1991, and may be terminated by the Company in the tenth and eleventh years of the lease under certain circumstances. In 2001, the Company has the option to rent an additional 42,000 square feet. The Company's principal regional and subsidiary offices are in Atlanta, Georgia; San Francisco and San Diego, California; Washington, D.C.; and Kansas City, Missouri.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table provides information regarding the directors and executive officers of the Company. Biographical information for each of the individuals named is presented below.

                                                                    END OF TERM
            NAME             AGE POSITION                           AS DIRECTOR
            ----             --- --------                           -----------
 B. Frederick Becker........  50 Chairman and Chief Executive          1999
                                  Officer
 Paul M. Orzech.............  54 Executive Vice President and
                                  Chief Financial Officer
 Anna Marie Hajek...........  48 Executive Vice President
 Stephan A. Schleisman......  51 Executive Vice President
 Wayne A. Sinclair..........  50 Senior Vice President, Secretary
                                  and General Counsel
 Richard R. Barr............  57 Director                              1998
 James A. Block, M.D........  55 Director                              1997
 George B. Caldwell.........  66 Director                              1998
 F. Laird Facey, M.D........  65 Director                              1998
 William M. Kelley..........  61 Director                              1997
 Andrew David Kennedy, Esq..  53 Director                              1999
 Timothy R. McCormick.......  50 Director                              1998
 Gerald L. McManis..........  60 Director                              1997
 Scott S. Parker............  61 Director                              1998
 Edward C. Peddie...........  55 Director                              1999
 Anthony J. Perry...........  76 Director                              1997
 Joseph D. Sargent..........  66 Director                              1997
 Marshall Whisnant..........  67 Director                              1999

  B. Frederick Becker is Chairman and Chief Executive Officer. Mr. Becker joined the Company as its President in 1985. Prior to joining the Company, he had more than 15 years experience as a senior executive in the insurance industry. He began his career as a practicing lawyer.

  Paul M. Orzech is Executive Vice President and Chief Financial Officer of the Company. Before joining the Company in 1993, Mr. Orzech served as Vice President--Finance for Security Life of Denver Insurance Company from 1990. Prior to that Mr. Orzech was a partner with the accounting firm of Ernst & Young LLP for over ten years and was Partner in Charge of its Midwest Region Insurance Practice from 1986 to 1990.

  Anna Marie Hajek is an Executive Vice President of the Company, the President of the MMI Healthcare Services Group and President of MMI Risk Management Resources, Inc. Prior to joining the Company in 1985, Ms. Hajek's experience included clinical practice, education administration and health professions program development in major medical centers, community hospitals and government healthcare facilities.

  Stephan A. Schleisman is Executive Vice President of the Company, President of the MMI Insurance Group, ACLIC and MMI Agency, Inc. and Vice Chairman of ACIC. Prior to joining the Company in 1995, he served as President of American International Underwriters-North America, a subsidiary of American International Group.

  Wayne A. Sinclair is Senior Vice President, Secretary and General Counsel of the Company. Prior to joining the Company in 1987, Mr. Sinclair was a partner in the West Virginia law firm of Steptoe and Johnson, where he specialized in insurance company defense litigation and represented the American Insurance Association in legislative matters.

  Richard R. Barr retired in 1995 as President of Presbyterian Healthcare Services in Albuquerque, New Mexico. Mr. Barr has been a director of the Company since 1986.

  James A. Block, M.D. has been President and Chief Executive Officer of The Johns Hopkins Health System and The Johns Hopkins Hospital since 1992. Prior to that he was President and Chief Executive Officer of University Hospitals of Cleveland, Ohio from 1986 to 1992. Since 1992, Dr. Block has been a director of Mercantile Bankshares Corp. He has been a director of the Company since 1994.

  George B. Caldwell is President Emeritus of Lutheran General Health System in Park Ridge, Illinois and is Chairman of the Collier Company in Park Ridge, Illinois. Mr. Caldwell has been a director of the Company since 1983.

  F. Laird Facey, M.D. is a general surgeon affiliated with Daniel Freeman Hospitals, Inc. in Inglewood, California. Dr. Facey has been a director of the Company since 1983.

  William M. Kelley is Chairman of Hill-Rom in Batesville, Indiana. He served as President of Hill-Rom from 1992 to 1995 and Senior Vice President from 1980 to 1992. Mr. Kelley has been a director of the Company since 1993.

  Andrew David Kennedy, Esq., is a partner with Beachcroft Stanleys, London solicitors. Mr. Kennedy has been a director of Healthcare Risk Solutions Limited, a subsidiary of the Company, since its formation in 1993.

  Timothy R. McCormick has been President of the Park Ridge Health System in Rochester, New York since 1979. Mr. McCormick has been a director of the Company since 1986.

  Gerald L. McManis is President of McManis Associates, Inc., a subsidiary of the Company. He joined the Company in 1993 when the Company acquired McManis Associates. Prior to the acquisition, Mr. McManis was President of McManis Associates, which he co-founded in 1964. Mr. McManis has been a director of the Company since 1994 and is a director of Magellan Health Services, Inc.

  Scott S. Parker is President and Chief Executive Officer of Intermountain Health Care, Inc. in Salt Lake City, Utah. Mr. Parker is a director of First Security Corporation and has been a director of the Company since 1986.

  Edward C. Peddie is President of AvMed-Santa Fe in Gainesville, Florida. Mr. Peddie has been a director of the Company since 1990.

  Anthony J. Perry is the retired President of the Decatur Memorial Foundation. Mr. Perry has been a director of the Company since 1983.

  Joseph D. Sargent is the Chairman and Chief Financial Officer of Connecticut Surety Company. Mr. Sargent was previously the Vice Chairman of Conning & Company in Hartford, Connecticut. Mr. Sargent is also a director of Trenwick Group, Inc., Executive Risk Inc., Policy Management Systems Corp., Mutual Risk Management Ltd. and E. W. Blanch Holdings, Inc. Mr. Sargent has been a director of the Company since 1985. Two limited partnerships affiliated with Conning & Company own, in the aggregate, 385,000 shares of Common Stock, or 3.9% of the outstanding shares. In connection with the purchase by such limited partnerships of such Common Stock, the Company agreed to use its best efforts to cause the nomination of, and to support for election by the Company's Board of Directors, one qualified individual designated by such limited partnerships. These limited partnerships designated Mr. Sargent. See "Underwriting."

  Marshall Whisnant retired as President of Methodist Medical Center in Oak Ridge, Tennessee in 1995 where he served in such capacity since 1967. Mr. Whisnant has been a director of the Company since 1984.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth information regarding the beneficial ownership of shares of Common Stock as of June 30, 1996, by (i) each person or entity known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) all directors and executive officers as a group and (iii) each of the other Selling Stockholders.

                          SHARES BENEFICIALLY                  SHARES BENEFICIALLY
                            OWNED PRIOR TO                         OWNED AFTER
                              OFFERING(1)         SHARES TO BE     OFFERING(1)
NAME AND ADDRESS OF       ----------------------- SOLD IN THE  -----------------------
BENEFICIAL OWNER            NUMBER     PERCENT      OFFERING     NUMBER     PERCENT
- -------------------         ------     ---------- ------------ ------------ ----------
5% Stockholders and
 Directors and Executive
 Officers as a Group
J.P. Morgan & Co.
 Incorporated(2)........   1,029,820     10.4%        --        1,029,820      8.7%
 60 Wall Street
 New York, New York
 10260
American Hospital
 Association Services,
 Inc....................     949,760      9.6     949,760             --       --
 One North Franklin
 Avenue
 Chicago, Illinois 60606
Lutheran General Health
 Care System(3).........     595,431      6.0         --          595,431      5.0
 1775 Dempster Street
 Park Ridge, Illinois
 60068
Putnam Investment
 Management, Inc........     502,100      5.1         --          502,100      4.2
 One Post Office Square
 Boston, MA 02109
All Directors and
 Executive Officers as a
 Group(4)(5) (18
 persons)...............     966,063      9.3         --          966,063      7.8
Other Selling
 Stockholders
David A. Brooks.........       2,072        *       2,072             --       --
Daniel O. Cermak and
 Martha L. Cermak, as
 joint tenants..........       1,165        *       1,165             --       --
Wayne Field and Maria
 Field, as joint
 tenants................       2,770        *       2,770             --       --
James E. Sandum.........         801        *         801             --       --
Smith Barney Inc.,
 Custodian for the IRA
 of
 Lowell J. Noteboom.....       1,165        *       1,165             --       --

- --------
*Represents less than 1% of the Common Stock.
(1) Includes shares of Common Stock and options, exercisable within sixty days, to purchase shares of Common Stock. Except as noted, each of the persons identified above holds exclusive voting and investment power over the shares of Common Stock beneficially owned.
(2) As reported in a Schedule 13F filed with the Securities and Exchange Commission as of March 31, 1996. These shares are owned of record by two wholly owned subsidiaries of J.P. Morgan & Co. Incorporated, Morgan Guaranty Trust Company of New York and J.P. Morgan Investment Management Inc., which hold 689,800 and 340,020 shares, respectively. All such shares are held by these subsidiaries on behalf of their respective clients.
(3) As reported in a Schedule 13D filed with the Securities and Exchange Commission dated February 10, 1994. Lutheran General Health Care System has sole power to vote these shares and sole power to direct the disposition of these shares.
(4) Includes 498,250 options granted under the 1993 Employee Stock Plan and 1993 Director's Stock Option Plan.
(5) Does not include 103,710 shares of Common Stock held in trust for employees under the Company's Amended and Restated Savings and Profit Sharing Plan (401(k)) as of June 30, 1996 over which a director and certain executive officers have voting and dispositive power solely in their capacities as trustees or shares of Common Stock held by employees in the Company's Employee Stock Investment Plan.

                                 UNDERWRITING

  Under the terms and subject to the conditions contained in the Underwriting Agreement, dated the date hereof, each of the underwriters named below (the "Underwriters"), for whom Smith Barney Inc., Conning & Company and J.P. Morgan Securities Inc. are acting as representatives, has severally agreed to purchase, and the Company and the Selling Stockholders have agreed to sell to such Underwriter, the number of shares of Common Stock set forth opposite the name of such Underwriter below.

                                                                       NUMBER OF
      UNDERWRITER                                                       SHARES
      -----------                                                      ---------
      Smith Barney Inc................................................
      Conning & Company...............................................
      J.P. Morgan Securities Inc......................................
                                                                       ---------
          Total....................................................... 2,207,733
                                                                       =========

  The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

  The Underwriters initially propose to offer part of the shares of Common Stock offered hereby directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that
represents a concession not in excess of $    per share below the public
offering price. The Underwriters may allow, and such dealers may reallow, a
concession not in excess of $    per share to certain other dealers. After the
initial public offering of the shares of Common Stock offered hereby, the public offering price and such concessions may be changed by the Underwriters.

  The Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of 331,160 additional shares of Common Stock at the public offering price set forth on the cover page hereof less underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, incurred in connection with the sale of the shares offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares of Common Stock in such table.

  The Company, the Selling Stockholders and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Act.

  With certain exceptions, the Company and the executive officers and directors of the Company have agreed that, for a period of 90 days after the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., sell, offer to sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into, exercisable or exchangeable for any shares of Common Stock.

  Smith Barney Inc. was a co-managing underwriter of the initial public offering of the Company's Common Stock in June, 1993.

  Conning & Company was an underwriter of the initial public offering of the Company's Common Stock in June, 1993. Conning & Company also provides investment management services for ACIC, and the Company recorded expenses of $221,000 for these services in 1995. See "Management."

  J.P. Morgan Securities Inc. is an indirect, wholly owned subsidiary of J.P. Morgan & Co. Incorporated. As of March 31, 1996, two wholly owned subsidiaries of J.P. Morgan & Co. Incorporated, Morgan Guaranty Trust Company of New York and J.P. Morgan Investment Management Inc., held 689,800 and 340,020 shares of Common Stock, respectively, an aggregate of 10.4% of the outstanding shares. All such shares are held by these subsidiaries on behalf of their respective clients.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Wildman, Harrold, Allen & Dixon, Chicago, Illinois. Certain legal matters in connection with this Offering will be passed upon for the Underwriters by Willkie Farr & Gallagher, New York, New York.

                                    EXPERTS

  The Consolidated Financial Statements (including schedules incorporated by reference) of MMI Companies, Inc. and subsidiaries at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement and the Consolidated Financial Statements of Health Providers Insurance Company and subsidiary at December 31, 1994 and 1993, and for the years then ended, incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon (which, as relates to HPIC, contains an explanatory paragraph with respect to the reserve for losses and loss adjustment expenses mentioned in Note 1 to HPIC's Consolidated Financial Statements) appearing elsewhere herein and in the Registration Statement or incorporated by reference. Such Consolidated Financial Statements are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents have been filed by the Company with the Commission and are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1995; (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1996; (iii) the Company's Current Report on Form 8-K dated May 9, 1995 and amended June 23, 1995 and (iv) the description of Common Stock contained in the Company's Registration Statement on Form 8-A filed April 28, 1993, pursuant to Section 12 of the Exchange Act and all amendments thereto on all reports filed for the purpose of updating such description. All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the termination of the Offering, shall be deemed to be incorporated by reference into this Prospectus. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement or document so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person (including any beneficial owner) to whom this Prospectus is delivered, upon written or oral request, a copy of any and all of the documents described above which have been or may be incorporated by reference in this Prospectus other than exhibits to such documents which are not specifically incorporated by reference in such documents. Requests should be directed to MMI Companies, Inc., 540 Lake Cook Road, Deerfield, Illinois 60015, Attention: Investor Relations, telephone (847) 374-2254.

                  GLOSSARY OF HEALTHCARE AND INSURANCE TERMS

Accident year basis..............  The matching of losses occurring within a given period of time, regardless of when the losses are reported, with premiums earned during that same period of time. An accident year cannot be finalized until all losses for that accident year are settled.

Calendar year basis..............  The matching of all losses incurred, as reported in a respective income statement including estimated losses incurred but not yet reported, within a given period of time, with premium earned during that same period of time. Once calculated for a given time period, calendar year experience never changes.

Capitation.......................  A healthcare provider reimbursement arrangement whereby a provider's payment for services is set at a fixed amount per covered life over a given time period.

Cede.............................  To transfer the risk and related premium in connection with a reinsurance transaction.

Claims-made basis................  A liability insurance policy written on a basis that generally insures only claims that are reported to the insurer during the policy period, or reported during any extended reporting period provided in the policy or any endorsement thereto, but only if the claims arise from incidents that occurred after a retroactive date stated in the policy. A claims-made policy is to be distinguished from an "occurrence policy".

Combined ratio...................  A common index used to determine the underwriting performance of an insurer
                                   calculated as the arithmetic sum of the
                                   loss ratio and the expense ratio.

Discounting......................  The practice of incorporating the time value of money in calculating loss reserves for long tail lines of business utilizing an imputed rate of return and an estimated payout pattern.

Effective duration...............  A measure of the price sensitivity of a fixed income security to changes in yield.

Excess insurance.................  Insurance which covers the insured only for losses in excess of a stated amount or a specific primary policy.

Expense ratio....................  Underwriting expenses, other than loss adjustment expenses, incurred during a
                                   specific period of time expressed as a
                                   percentage of net premiums written for SAP and earned for GAAP during the same period.

Financial Accounting Standards...  Financial accounting standards promulgated by the Financial Accounting Standards
                                   Board.

Generally Accepted Accounting
Principles.......................  Recording transactions and preparing financial statements in accordance with
                                   rules and procedures prescribed by the
                                   Financial Accounting Standards Board
                                   (FASB).

Gross premiums written...........  The gross consideration prior to ceded premiums received by an insurer or a
                                   reinsurer in consideration of accepting a risk under a policy or policies of insurance or reinsurance.

Healthcare system................  A single corporate entity that owns or controls one or more patient care
                                   facilities, such as hospitals, outpatient care facilities and other alternate site care facilities.

Integrated delivery network......  A healthcare provider organizational structure that includes all or most types of healthcare delivery settings. The principal elements of a healthcare delivery network include the following: hospitals, clinics, outpatient facilities, primary care physicians, specialist physicians, and ancillary care such as home healthcare, rehabilitative services and long-term care.

Locum tenens organization........  An organization that contracts with employed physicians to fulfill the
                                   obligations of staff physicians on a
                                   temporary leave of absence, typically
                                   vacation.

Loss Adjustment Expenses (LAE)...  Expenses incurred in the settlement of claims, including outside adjustment
                                   expenses, legal fees and internal
                                   administration costs associated with the claims adjustment process, but not general overhead expenses.

Loss Adjustment Expense (LAE)
Reserves.........................  Liabilities established for LAE.

Loss ratio.......................  Losses and LAE expressed as a percentage of net premiums earned.

Loss reserves....................  A balance sheet liability for unpaid losses which represents estimates of amounts
                                   needed to pay losses and LAE both on claims which have been reported but have not yet been resolved and on claims which have occurred but have not yet been reported.

Net premium earned...............  The portion of net premiums written applicable to the expired period of
                                   policies and, accordingly, recognized as revenue during a given period.

Net premiums written.............  Gross premiums written less premiums ceded.

Occurrence basis.................  A liability insurance policy written on a basis that generally insures claims that arise from incidents that occurred during the policy period irrespective of when the claims are reported.

Physician / hospital
organization.....................  A healthcare provider organizational structure whereby ownership and management is shared jointly among physicians or physician organizations and the hospital facility or system.

Premiums ceded...................  The consideration paid to reinsurers in connection with reinsurance transactions.

Primary insurance................  Insurance which covers an insured from the first dollar of loss, generally after a
                                   deductible or self-insured retention, as distinguished from umbrella or excess insurance.

Reinsurance......................  A transaction in which the reinsurer agrees, in return for a payment of premium, to assume an agreed portion of the reinsured's risk resulting from a policy or policies of insurance or reinsurance.

Reinsurance intermediary.........  One who negotiates contracts of reinsurance between a ceding company and reinsurer,
                                   receiving a commission from the ceding
                                   company for placement and other services rendered.

Reinsurance receivable...........  Amounts due to a ceding company from a reinsurer at a point in time, which include contractual obligations for paid and unpaid losses and LAE.

Retroactive reinsurance..........  Reinsurance in which a reinsurer agrees to reimburse a ceding company for liabilities incurred as a result of past insurable events covered under contracts subject to the reinsurance.

Self-insured retention (SIR).....  A loss exposure not covered by insurance.
                                   An SIR is similar to a deductible.

Soft insurance market............  An insurance market which is characterized by excessive capital and competition
                                   resulting in increased availability of
                                   coverage and decreased prices.

Statutory Accounting Practices
(SAP)............................  The accounting rules and procedures promulgated or permitted by the National
                                   Association of Insurance Commissioners
                                   (NAIC) for financial reporting by insurers licensed in one or more states of the United States.

Statutory surplus................  As determined under Statutory Accounting
                                   Practices, the excess of total assets over total liabilities.

Surplus lines....................  Specialized types of insurance coverage written where coverage is not available
                                   from an admitted, or licensed insurance
                                   carrier.

Tail.............................  The amount of time that elapses between the expiration of the applicable insurance
                                   policy and the assertion of the loss event and the payment in respect thereof.

Ultimate losses..................  The absolute amount paid or payable for the settlement of a claim for which the insurer is liable including defense costs.

Umbrella insurance...............  A form of excess liability insurance which typically covers all forms of liability to which the insured may be subject in excess of the limits of primary policies or other excess policies, or specified amounts not covered by other insurance.

Unearned premiums................  The portion of premium which represents the consideration for the assumption of risk in the future. Such premiums are not yet earned since the risk has not yet been assumed.

Underwriting profit..............  The amount of net premiums earned less all associated losses and expenses.
                                   Underwriting profit is calculated without regard to investment income.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

  PAGE
  ----
MMI Companies, Inc.
  Report of Independent Auditors.......................................... F-2
  Consolidated Balance Sheets as of December 31, 1995 and 1994............ F-3
  Consolidated Statements of Income for the years ended December 31, 1995,
   1994 and 1993.......................................................... F-4
  Consolidated Statements of Stockholders' Equity for the years ended
   December 31, 1995, 1994 and 1993....................................... F-5
  Consolidated Statements of Cash Flows for the years ended December 31,
   1995, 1994 and 1993.................................................... F-6
  Notes to Consolidated Financial Statements.............................. F-7
  Consolidated Balance Sheets as of June 30, 1996 (unaudited) and December
   31, 1995............................................................... F-19
  Unaudited Consolidated Statements of Income for the six months ended
   June 30, 1996 and 1995................................................. F-20
  Consolidated Statements of Stockholders' Equity for the six months ended
   June 30, 1996 (unaudited) and the year ended December 31, 1995......... F-21
  Unaudited Consolidated Statements of Cash Flows for the six months ended
   June 30, 1996 and 1995................................................. F-22
  Notes to Unaudited Consolidated Financial Statements.................... F-23

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
MMI Companies, Inc.

  We have audited the accompanying consolidated balance sheets of MMI Companies, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the Consolidated Financial Statements referred to above present fairly, in all material respects, the consolidated financial position of MMI Companies, Inc. and subsidiaries at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

  As discussed in Note 1 to the Consolidated Financial Statements, in 1994, the Company adopted a new standard on accounting for investments.

                                          Ernst & Young LLP

Chicago, Illinois
February 28, 1996

                      MMI COMPANIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    DECEMBER 31,
                                                                  -----------------
                                                                    1995     1994
ASSETS                                                            -------- --------
  INVESTMENTS (Note 4)
    Short-term investments....................................... $ 33,550 $ 33,839
    Fixed maturities--at fair value (amortized cost: 1995:
     $681,643; 1994: $474,973)...................................  710,072  463,840
                                                                  -------- --------
                                                                   743,622  497,679
  OTHER ASSETS
    Cash.........................................................      439      498
    Premiums receivable..........................................   36,316   24,786
    Reinsurance receivables (Note 3).............................  105,554   92,258
    Prepaid reinsurance premiums (Note 3)........................    9,925    8,916
    Accrued investment income....................................   11,628    7,784
    Cost in excess of net assets of purchased subsidiaries, less
     accumulated amortization (Notes 1 and 2)....................    8,965    9,986
    Furniture and equipment--at cost, less accumulated
     depreciation (Note 1).......................................    6,610    4,972
    Deferred income taxes (Note 5)...............................   41,203   33,391
    Other........................................................   18,416   13,534
                                                                  -------- --------
                                                                  $982,678 $693,804
                                                                  ======== ========
LIABILITIES AND STOCKHOLDERS' EQUITY
  LIABILITIES
    Policy liabilities:
      Loss and loss adjustment expense reserves (Note 7):
        Medical malpractice liability............................ $623,220 $433,334
        Life and health..........................................   11,401    8,882
        Other....................................................    4,194    6,456
                                                                  -------- --------
                                                                   638,815  448,672
      Unearned premium reserves..................................   52,951   43,096
      Future life policy benefits................................    8,982   10,405
                                                                  -------- --------
                                                                   700,748  502,173
    Accrued expenses and other liabilities.......................   21,015   16,599
    Amounts due to reinsurers (Note 3)...........................   24,702   21,973
    Notes payable to stockholders (Note 6).......................      750    2,000
    Long-term notes payable (Notes 6 and 14).....................   49,000   28,000
                                                                  -------- --------
                                                                   796,215  570,745
  Contingencies (Notes 3 and 10)
  STOCKHOLDERS' EQUITY (Notes 8 and 9)
    Common Stock, par value $ .10 per share:
      Authorized shares: 1995--30,000; 1994--20,000
      Issued and outstanding shares: 1995--9,675; 1994--8,677....      967      868
    Additional paid-in capital...................................   82,645   66,381
    Retained earnings............................................   84,361   63,787
    Treasury stock, at cost: 1994--62 shares.....................      --      (740)
    Unrealized gains (losses) on investments, net of taxes 1995--
     $9,957;
     1994--$(3,896)..............................................   18,490   (7,237)
                                                                  -------- --------
                                                                   186,463  123,059
                                                                  -------- --------
                                                                  $982,678 $693,804
                                                                  ======== ========

                See notes to Consolidated Financial Statements.

                      MMI COMPANIES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    YEAR ENDED DECEMBER 31,
                                                   ---------------------------
                                                     1995     1994      1993
                                                   -------- --------  --------
REVENUES
Insurance premiums earned (Note 3):
  Medical malpractice liability................... $147,635 $123,982  $107,704
  Life and health.................................    7,556    8,407     8,591
                                                   -------- --------  --------
                                                    155,191  132,389   116,295
Consulting and fee income.........................   22,336   18,602     6,962
Net investment income (Note 4)....................   39,850   29,067    29,836
Net realized gains (losses) on investments (Note
 4)...............................................    1,367   (2,853)    1,771
                                                   -------- --------  --------
    Total revenues................................  218,744  177,205   154,864
LOSSES AND EXPENSES
Losses and loss adjustment expenses (Notes 3 and
 7):
  Medical malpractice liability...................  125,944  106,861    95,314
  Life and health.................................    4,144    5,850     6,157
                                                   -------- --------  --------
                                                    130,088  112,711   101,471
Insurance and administrative expenses (Note 3)....   61,055   47,286    36,699
Interest expense..................................    2,767    1,619     1,489
                                                   -------- --------  --------
    Total losses and expenses.....................  193,910  161,616   139,659
                                                   -------- --------  --------
    Income before income taxes....................   24,834   15,589    15,205
Income taxes (Note 5).............................    2,139      538     1,024
                                                   -------- --------  --------
    Net income.................................... $ 22,695 $ 15,051  $ 14,181
                                                   ======== ========  ========
Earnings per common and common equivalent share
 (Note 1):
  Primary......................................... $   2.42 $   1.73  $   1.90
  Fully diluted...................................     2.34     1.72      1.90
Weighted average number of common and common
 equivalent shares:
  Primary.........................................    9,243    8,681     7,476
  Fully diluted...................................    9,683    8,763     7,483


                See notes to Consolidated Financial Statements.

                      MMI COMPANIES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                          PREFERRED STOCK    COMMON STOCK                                    UNREALIZED
                         -----------------  ---------------  ADDITIONAL                    GAINS (LOSSES)      TOTAL
                          NUMBER     PAR     NUMBER    PAR    PAID-IN   RETAINED  TREASURY ON INVESTMENTS, STOCKHOLDERS'
                         OF SHARES  VALUE   OF SHARES VALUE   CAPITAL   EARNINGS   STOCK    NET OF TAXES      EQUITY
                         --------- -------  --------- -----  ---------- --------  -------- --------------- -------------
Balance at January 1,
 1993...................    --     $    --    6,437   $644    $39,445   $36,877    $ --        $   --        $ 76,966
Year ended December 31,
 1993:
 Net income.............                                                 14,181                                14,181
 Issuance of Common
  Stock in connection
  with public offering
  net of expenses of
  $3,319................                      1,925    192     22,476                                          22,668
 Issuance of Common
  Stock in connection
  with acquisition of
  subsidiary............                        269     27      3,973                                           4,000
 Issuance of Common
  Stock in connection
  with employee defined
  contribution plan.....                         25      3        371                                             374
 Purchase of 62 shares
  of Common Stock for
  treasury..............                                                            (740)                        (740)
 Common cash dividends
  ($.12 per share)......                                                   (946)                                 (946)
                           ----    -------    -----   ----    -------   -------    -----       -------       --------
Balance at December 31,
 1993...................    --         --     8,656    866     66,265    50,112     (740)          --         116,503
Year ended December 31,
 1994:
 Net income.............                                                 15,051                                15,051
 Issuance of Common
  Stock in connection
  with exercise of
  employee stock
  options...............                         21      2        116                                             118
 Cumulative effect of
  accounting change, net
  of taxes of $6,928....                                                                        12,867         12,867
 Change in unrealized
  gains (losses), net of
  taxes of $10,824......                                                                       (20,104)       (20,104)
 Common cash dividends
  ($.16 per share)......                                                 (1,376)                               (1,376)
                           ----    -------    -----   ----    -------   -------    -----       -------       --------
Balance at December 31,
 1994...................    --         --     8,677    868     66,381    63,787     (740)       (7,237)       123,059
Year ended December 31,
 1995:
 Net income.............                                                 22,695                                22,695
 Issuance of Preferred
  Stock in connection
  with acquisition of
  subsidiary............    903     18,061                     (2,709)                                         15,352
 Conversion of Preferred
  to Common Stock.......   (903)   (18,061)     941     94     17,967                                             --
 Issuance of Common
  Stock in connection
  with employee benefit
  plans and exercise of
  employee stock
  options...............                        110     10      1,577                                           1,587
 Change in unrealized
  gains, net of taxes of
  $13,853...............                                                                        25,727         25,727
 Retirement of Treasury
  Stock.................                        (62)    (6)      (734)               740                          --
 Common cash dividends
  ($.20 per share)......                                                 (1,827)                               (1,827)
 Preferred stock
  dividend ($.18 per
  share)................                          9      1        163      (164)                                  --
 Preferred cash
  dividends ($.14 per
  share)................                                                   (130)                                 (130)
                           ----    -------    -----   ----    -------   -------    -----       -------       --------
Balance at December 31,
 1995...................    --     $   --     9,675   $967    $82,645   $84,361    $ --        $18,490       $186,463
                           ====    =======    =====   ====    =======   =======    =====       =======       ========

                See notes to Consolidated Financial Statements.

                      MMI COMPANIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                        YEAR ENDED DECEMBER 31,
                                                                       ----------------------------
                                                                         1995      1994      1993
                                                                       --------  --------  --------
OPERATING ACTIVITIES
  Net income.......................................................... $ 22,695  $ 15,051  $ 14,181
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Increase in policy liabilities....................................   39,493    38,760    37,943
    Change in reinsurance balances....................................   (1,305)   (4,166)   (2,179)
    Increase in premiums receivable...................................   (4,981)  (13,329)   (2,162)
    Deferred income taxes (credit)....................................   (4,878)   (3,723)    1,553
    Decrease (increase) in accrued investment income and other assets.   (4,300)    4,932    (4,009)
    Increase (decrease) in accrued expenses and other liabilities.....    2,454       390    (1,905)
    Net realized (gains) losses on investments........................   (1,367)    2,853    (1,771)
    Depreciation and amortization on investments and goodwill.........    2,488     2,209      (500)
                                                                       --------  --------  --------
      Net cash provided by operating activities.......................   50,299    42,977    41,151
INVESTING ACTIVITIES
  Net sale (purchase) of short-term investments.......................   41,741    (5,157)      (81)
  Purchases of fixed maturities....................................... (548,145) (256,582) (219,688)
  Sales of fixed maturities...........................................  245,348   145,451   116,146
  Maturities of fixed maturities......................................  210,798    77,488    48,893
  Furniture and equipment additions...................................   (4,108)   (2,885)   (2,066)
  Acquisition of subsidiary...........................................  (15,372)      --     (5,000)
                                                                       --------  --------  --------
      Net cash used by investing activities...........................  (69,738)  (41,685)  (61,796)
FINANCING ACTIVITIES
  Issuance of Common Stock............................................    1,587       118    24,542
  Payments on notes payable...........................................   (1,250)  (28,250)   (6,250)
  Proceeds from notes payable.........................................   21,000    28,000     5,000
  Dividends...........................................................   (1,957)   (1,376)     (946)
  Costs incurred in connection with stock offering....................      --        --     (1,500)
  Purchase of Common Stock............................................      --        --       (740)
                                                                       --------  --------  --------
      Net cash provided (used) by financing activities................   19,380    (1,508)   20,106
                                                                       --------  --------  --------
      Decrease in cash................................................      (59)     (216)     (539)
Cash at beginning of year.............................................      498       714     1,253
                                                                       --------  --------  --------
      Cash at end of year............................................. $    439  $    498  $    714
                                                                       ========  ========  ========

                See notes to Consolidated Financial Statements.

                     MMI COMPANIES, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

1. ACCOUNTING POLICIES

 Nature of Operations

  MMI Companies, Inc. (MMI) is a specialty company that offers insurance products and risk management and consulting services to the healthcare industry. MMI writes its medical malpractice liability insurance through its principal subsidiary, American Continental Insurance Company (ACIC). MMI provides its products and services in all 50 states and through a branch office in the United Kingdom. Information on MMI's operations by segment is included in Note 12.

 Principles of Consolidation

  The accompanying Consolidated Financial Statements have been prepared in conformity with generally accepted accounting principles (GAAP) and include the accounts and operations, after intercompany eliminations, of MMI and its subsidiaries.

 Use of Estimates

  The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that can affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Actual results could differ from these estimates.

 Investments

  In 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and as of January 1, 1994, MMI adopted the standard. MMI elected to classify 100% of its fixed maturity investments as "available for sale," requiring that these investments be carried at fair value, with unrealized gains and losses, less related deferred income taxes, excluded from earnings and reported as a separate component of stockholders' equity. At January 1, 1994, the cumulative effect of implementing SFAS No. 115 resulted in an increase in fixed maturity investments of $19,795,000 and an increase in stockholders' equity, less deferred income taxes, of $12,867,000.

  Realized gains and losses on sales of investments are recognized on the specific identification basis. Realized losses also include losses for fair value declines that are considered to be other than temporary.

 Fair Value Information

  The fair values of investments are reported in Note 4. The fair values of other financial instruments, principally accrued investment income, premiums receivable, accrued expenses and other liabilities, amounts due to reinsurers and notes payable approximate their December 31, 1995 and 1994 carrying values.

 Premium Revenues

  Premiums are earned pro rata over the terms of the policies, which are generally one year for medical malpractice and monthly for life and health. Unearned premiums are calculated using the monthly pro rata basis.

 Deferred Policy Acquisition Costs

  Commissions and other costs that vary with, and are primarily related to, the production of new and renewal business have been deferred and are amortized over the period of the related insurance policies. Such unamortized amounts included in other assets amounted to $5,700,000 and $4,700,000 at December 31, 1995 and 1994, respectively. Amortization of such costs are included in insurance and administrative expenses and amounted to $11,400,000 in 1995, $7,500,000 in 1994, and $4,500,000 in 1993.

                     MMI COMPANIES, INC. AND SUBSIDIARIES

 Unpaid Losses and Loss Adjustment Expenses

  The liabilities for unpaid losses and loss adjustment expenses represent the estimated liability for claims reported to MMI plus claims incurred but not yet reported and the related estimated adjustment expenses. The liabilities for losses and related loss adjustment expenses are determined using case-basis evaluations and statistical analyses. Although considerable variability is inherent in such estimates, particularly considering the nature of medical malpractice liability business, management believes that the liabilities for unpaid losses and loss adjustment expenses are reasonable. The estimates are continually reviewed and adjusted as necessary; such adjustments are included in current operations.

 Future Policy Benefits

  The liability for future policy benefits principally represents reserves related to disability policies.

 Reinsurance

  Reinsurance premiums, commissions, expense reimbursements and liabilities related to reinsured business are accounted for on bases consistent with those used in accounting for the original policies issued and with the terms of the reinsurance contracts. Premiums ceded to other companies have been reported as a reduction of premium revenues. Expense allowances received in connection with reinsurance ceded have been accounted for as a reduction of the related deferred policy acquisition costs and are deferred and amortized accordingly. Reinsurance receivables and prepaid reinsurance premiums are reported as assets in the accompanying balance sheets.

 Furniture and Equipment

  The costs of furniture and equipment are depreciated over their estimated useful lives of five years using an accelerated method. As of December 31, 1995 and 1994, accumulated amortization amounted to $6,500,000 and $4,700,000 respectively.

 Goodwill

  Costs in excess of net assets of purchased subsidiaries are being amortized on a straight-line basis over periods ranging from ten to twenty years. As of December 31, 1995 and 1994, accumulated amortization amounted to $4,800,000 and $3,700,000, respectively.

 Income Taxes

  MMI and its subsidiaries file a consolidated federal income tax return. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using tax rates and laws that will be in effect when the differences are expected to reverse.

 Stock Based Compensation

  MMI grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. MMI accounts for stock option grants in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," and accordingly, recognizes no compensation expense for the stock option grants.

                     MMI COMPANIES, INC. AND SUBSIDIARIES

 Earnings Per Share

  Earnings per share are computed based on the weighted average number of outstanding shares of common stock and equivalents, including incremental shares from dilutive stock options since the date of grant using the treasury stock method.

  As described in Note 2, MMI issued Preferred Stock in May 1995 that was converted into Common Stock in September 1995. For primary earnings per share, earnings are net of Preferred Stock dividends of $294,000 in 1995. For fully diluted earnings per share, weighted average common and common equivalent shares in 1995 are computed assuming the Preferred Stock was converted as of the May 1995 Preferred Stock issue date. If primary earnings per share also had been computed without deducting dividends and assuming a May 1995 Preferred Stock conversion date, primary earnings per share would have amounted to $2.38 in 1995.

 Cash Flows

  In the consolidated statements of cash flows, cash includes principally demand deposit accounts. Also, sales and purchases of short-term investments presented on a net cash basis include investments with original maturities of three months or less.

2. BUSINESS COMBINATIONS

  On May 9, 1995, MMI acquired all of the outstanding capital stock of Health Providers Insurance Company (HPIC) from American Hospital Association Services, Inc. HPIC is an Illinois-domiciled insurance company that writes medical malpractice insurance for healthcare organizations and assumes reinsurance from healthcare-sponsored insurance companies. The results of HPIC's operations are included in MMI's financial statements from the date of acquisition. Total consideration was $30,672,000, with $15,320,000 in cash and the balance in the form of Series A Convertible Preferred Stock that was converted into 941,000 shares of Common Stock on September 5, 1995. In connection with the acquisition, MMI increased its credit facility to $56,000,000 and funded the cash portion of the purchase price with additional debt. The acquisition was accounted for as a purchase.

  Assets acquired and liabilities assumed were as follows (in thousands):

      Invested assets................................................ $ 138,612
      Other assets...................................................    31,654
      Liabilities, principally policy liabilities....................  (139,594)
                                                                      ---------
                                                                      $  30,672
                                                                      =========

  The following table summarizes unaudited pro forma results of operations as if the acquisition had occurred as of the beginning of the respective years (in thousands, except per share data):

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                              -----------------
                                                                1995     1994
                                                              -------- --------
      Total revenues......................................... $224,513 $199,582
      Net income.............................................   22,838   19,067
      Earnings per common and common equivalent share:
        Primary.............................................. $   2.40 $   2.09
        Fully diluted........................................     2.28     1.96

                     MMI COMPANIES, INC. AND SUBSIDIARIES

  On December 30, 1993, MMI purchased McManis Associates, Inc. (McManis), a Washington, D.C.-based consulting firm, for a total cost, including expenses, of $9,140,000. MMI's cost was comprised of 269,000 shares of MMI Common Stock, valued at $4,000,000, and cash. Assets acquired, liabilities assumed, and the excess of cost over net assets purchased were as follows (in thousands):

      Excess of cost over net assets purchased.......................... $8,820
      Cash..............................................................    140
      Other assets, principally receivables.............................  2,658
      Other liabilities................................................. (2,478)
                                                                         ------
                                                                         $9,140
                                                                         ======

  The operations of McManis are included in MMI's consolidated statements of income beginning in 1994.

3. REINSURANCE

  MMI's insurance subsidiaries are involved in the cession of reinsurance to other domestic and foreign companies, which permits the recovery of a portion of the direct losses. MMI's insurance subsidiaries would remain liable to the extent that these reinsurance companies are unable to meet their obligations under these arrangements.

  Insurance premiums earned are comprised of the following (in thousands):

                                                    YEAR ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1995      1994      1993
                                                   --------  --------  --------
      Direct...................................... $186,792  $156,739  $144,484
      Assumed.....................................   17,247    18,069    12,376
      Ceded.......................................  (48,848)  (42,419)  (40,565)
                                                   --------  --------  --------
                                                   $155,191  $132,389  $116,295
                                                   ========  ========  ========

  MMI's reinsurance receivables from foreign reinsurers amounted to $71,900,000 and $62,400,000 at December 31, 1995 and 1994 respectively, of which $46,300,000 and $39,500,000 related to United Kingdom-based reinsurers.

  In 1995, 1994 and 1993 respectively, MMI's losses and loss adjustment expenses were net of reinsurance ceded of $28,800,000, $19,100,000 and $23,500,000.

                     MMI COMPANIES, INC. AND SUBSIDIARIES

4. INVESTMENTS

  The amortized cost and fair value of investments, which are available for sale, are as follows (in thousands):

                                                    GROSS      GROSS
                                        AMORTIZED UNREALIZED UNREALIZED   FAIR
                                          COST      GAINS      LOSSES    VALUE
                                        --------- ---------- ---------- --------
December 31, 1995:
  Fixed maturities:
    U.S. Government and agencies....... $ 75,646   $ 2,338    $    (17) $ 77,967
    State and political subdivisions...  394,746    16,517        (644)  410,619
    Corporate securities...............  128,576     7,853      (1,076)  135,353
    Mortgage-backed securities.........   82,675     3,466          (8)   86,133
                                        --------   -------    --------  --------
                                         681,643    30,174      (1,745)  710,072
  Short-term investments...............   33,532        18         --     33,550
                                        --------   -------    --------  --------
                                        $715,175   $30,192    $ (1,745) $743,622
                                        ========   =======    ========  ========
December 31, 1994:
  Fixed maturities:
    U.S. Government and agencies....... $ 19,463   $   114    $   (552) $ 19,025
    State and political subdivisions...  322,471     1,404      (9,678)  314,197
    Corporate securities...............  121,822       893      (3,104)  119,611
    Mortgage-backed securities.........   11,217       177        (387)   11,007
                                        --------   -------    --------  --------
                                         474,973     2,588     (13,721)  463,840
  Short-term investments...............   33,839       --          --     33,839
                                        --------   -------    --------  --------
                                        $508,812   $ 2,588    $(13,721) $497,679
                                        ========   =======    ========  ========

  Fair values for fixed maturities are principally based on quoted market prices. Short-term investments are comprised principally of corporate and municipal securities.

  The amortized cost and fair value of fixed maturities at December 31, 1995, by contractual maturity, are as follows (in thousands):

                                                             AMORTIZED   FAIR
                                                               COST     VALUE
                                                             --------- --------
      Due in 1996........................................... $ 25,068  $ 25,202
      Due in 1997 through 2000..............................  133,914   137,676
      Due in 2001 through 2005..............................  188,389   198,027
      Due in 2006 and thereafter............................  251,597   263,034
                                                             --------  --------
                                                              598,968   623,939
      Mortgage-backed securities............................   82,675    86,133
                                                             --------  --------
                                                             $681,643  $710,072
                                                             ========  ========

  The expected maturities may differ from contractual maturities in the foregoing table because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties, or MMI may have the right to put obligations back to the issuer prior to stated maturity.

                     MMI COMPANIES, INC. AND SUBSIDIARIES

  The changes in unrealized gains and losses, which are reflected in stockholders' equity beginning in 1994, and net realized gains and losses all relate to fixed maturity investments and were as follows (in thousands):

                                                      YEAR ENDED DECEMBER 31,
                                                      -------------------------
                                                       1995     1994     1993
                                                      ------- --------  -------
      Change in unrealized gains (losses)............ $39,580 $(30,928) $ 9,321
      Net realized gains (losses)....................   1,367   (2,853)   1,771
                                                      ------- --------  -------
                                                      $40,947 $(33,781) $11,092
                                                      ======= ========  =======

  In 1995, 1994, and 1993, respectively, gross gains of $3,357,000, $661,000, and $2,857,000 and gross losses of $1,990,000, $3,514,000, and $1,086,000 were realized on sales of fixed maturities.

  Major categories of net investment income are as follows (in thousands):

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                         1995    1994    1993
                                                        ------- ------- -------
      Fixed maturities................................. $38,276 $29,265 $29,106
      Short-term investments, cash and other...........   4,610   1,981   2,781
                                                        ------- ------- -------
          Total investment income......................  42,886  31,246  31,887
      Expenses.........................................   3,036   2,179   2,051
                                                        ------- ------- -------
          Net investment income........................ $39,850 $29,067 $29,836
                                                        ======= ======= =======

  At December 31, 1995, investments with a fair value of $11,250,000 were on deposit to meet statutory requirements. None of MMI's investments were non-income producing in 1995.

5. INCOME TAXES

  Deferred income taxes reflect the net tax effect of temporary differences between the amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of MMI's deferred tax assets and liabilities as of December 31, 1995 and 1994, are as follows (in thousands):

                                                                DECEMBER 31,
                                                               ----------------
                                                                1995     1994
                                                               -------  -------
      Deferred tax assets:
        Tax-basis loss reserve adjustment..................... $50,697  $27,268
        Tax-basis unearned premium reserve adjustment.........   3,012    2,309
        Unrealized investment losses..........................     --     3,896
        Accrued compensation..................................     710    1,326
        Alternative minimum tax credit carryforward...........   1,692    1,737
        Other.................................................     706      635
                                                               -------  -------
          Total deferred tax assets...........................  56,817   37,171
                                                               -------  -------
      Deferred tax liabilities:
        Unrealized investment gains...........................  (9,957)     --
        Deferred policy acquisition costs.....................  (1,893)  (1,558)
        Discount amortization on fixed maturities.............    (297)    (344)
        Receivables...........................................  (2,223)    (749)
        Other.................................................  (1,244)  (1,129)
                                                               -------  -------
          Total deferred tax liabilities...................... (15,614)  (3,780)
                                                               -------  -------
          Net deferred tax asset.............................. $41,203  $33,391
                                                               =======  =======

                     MMI COMPANIES, INC. AND SUBSIDIARIES

  MMI expects adequate future taxable income to realize the deferred tax asset and does not expect to realize investment losses without a tax benefit. Accordingly, no valuation reserve is considered necessary.

  Significant components of the provision for income taxes (credit) are as follows (in thousands):

                                                          YEAR ENDED DECEMBER
                                                                  31,
                                                          ----------------------
                                                           1995    1994    1993
                                                          ------  ------  ------
      Current............................................ $7,017  $4,261  $ (529)
      Deferred........................................... (4,878) (3,723)  1,553
                                                          ------  ------  ------
      Net provision.......................................$2,139  $  538  $1,024
                                                          ======  ======  ======

  A reconciliation of income tax computed at the U.S. federal statutory tax rates of 35% to income tax expense in the accompanying financial statements is as follows (dollars in thousands):

                                             YEAR ENDED DECEMBER 31,
                                         -------------------------------------
                                            1995         1994         1993
                                         -----------  -----------  -----------
                                         AMOUNT   %   AMOUNT   %   AMOUNT   %
                                         ------  ---  ------  ---  ------  ---
   Tax at U.S. Statutory rate........... $8,692   35% $5,456   35% $5,322   35%
   Non taxable investment income........ (6,187) (25) (4,730) (31) (3,779) (24)
   State income taxes...................    545    2     241    2     153    1
   Cumulative effect of 1% rate
    increase............................    --   --      --   --     (718)  (5)
   Other................................   (911)  (3)   (429)  (3)     46  --
                                         ------  ---  ------  ---  ------  ---
   Net provision........................ $2,139    9% $  538    3% $1,024    7%
                                         ======  ===  ======  ===  ======  ===

  MMI's net payments (refunds) of income taxes were $8,000,000, ($2,400,000), and $1,100,000 during 1995, 1994 and 1993, respectively.

6. NOTES PAYABLE

  The $49,000,000 note payable at December 31, 1995, which was under a $56,000,000 line of credit agreement, was repaid on January 18, 1996, with the finalization of a new credit agreement consisting of a $50,000,000 term loan and a $35,000,000 line of credit for MMI. See terms and restrictions for the new credit agreement in Note 14.

  At December 31, 1995 and 1994, notes payable due to hospital stockholders amounted to $750,000 and $2,000,000, respectively, of which $750,000 in 1995 and $1,000,000 in 1994 was short term. The interest rates on these borrowings averaged 6.9% and 6.0% at December 31, 1995 and 1994, respectively.

  Total interest paid in 1995, 1994 and 1993 was $2,818,000, $1,440,000, and
$1,681,000, respectively.

                     MMI COMPANIES, INC. AND SUBSIDIARIES

7. LIABILITY FOR LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES

  The following table presents a reconciliation of beginning and ending property/casualty loss and loss adjustment expense (LAE) reserve balances for the years indicated (in thousands):

                                                    YEAR ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1995      1994      1993
                                                   --------  --------  --------
Liability for losses and LAE at beginning of year
 (net of reinsurance receivables: 1995--$78,057;
 1994--$71,851; 1993--$62,263)...................  $361,733  $337,813  $314,401
Liability for losses and LAE for HPIC at date of
 acquisition (net of reinsurance receivables:
 $9,944).........................................   124,651       --        --
Add: Provision for losses and LAE for claims
 occurring in:
  The current year from continuing operations....   127,710   104,366    92,027
  The current year from discontinued operations..       --        759     4,866
  Prior years from continuing operations.........    (1,766)    2,495     3,287
  Prior years from discontinued operations.......       --       (110)       39
                                                   --------  --------  --------
  Total incurred losses and LAE..................   125,944   107,510   100,219
Less: Losses and LAE payments for claims
 occurring in:
  The current year from continuing operations....     4,533     5,944     8,717
  The current year from discontinued operations..       --        --         20
  Prior years from continuing operations.........    67,681    74,453    62,082
  Prior years from discontinued operations.......     1,407     3,193     5,988
                                                   --------  --------  --------
  Total paid losses and LAE......................    73,621    83,590    76,807
                                                   --------  --------  --------
Liability for losses and LAE at end of year (net
 of reinsurance receivables: 1995--$88,707;
 1994--$78,057; 1993--$71,851)...................  $538,707  $361,733  $337,813
                                                   ========  ========  ========

  The portion of the losses and LAE in the foregoing schedule for the years ended December 31, 1995, 1994 and 1993 that relate to prior years' from continuing operations each represent approximately 1% of the respective prior years' liabilities for losses and LAE. MMI's loss and LAE reserves and related provision for prior years' losses attributable to health business are immaterial.

8. STOCKHOLDERS' EQUITY

  The statutory accounting practices prescribed or permitted by regulatory authorities for MMI's insurance subsidiaries differ in some respects from GAAP. The statutory-basis capital and surplus of MMI's direct insurance subsidiaries, ACIC and HPIC, as reported to regulatory authorities were $171,800,000, and $33,800,000 at December 31, 1995 and $150,900,000 at
December 31, 1994 for ACIC. The aforementioned capital and surplus amounts for ACIC include the capital and surplus of ACLIC, a life insurance company owned by ACIC, in the amount of $14,800,000, at December 31, 1995 and $14,300,000 at December 31, 1994. Statutory net income of the insurance subsidiaries amounted to $20,000,000 in 1995, $15,200,000 in 1994, and $12,700,000 in 1993 for ACIC;
$5,200,000 in 1995 for HPIC; and $500,000 in 1995, $200,000 in 1994, and
$600,000 in 1993 for ACLIC.

                     MMI COMPANIES, INC. AND SUBSIDIARIES

  ACIC's discounting of loss and LAE reserves for statutory reporting purposes is permitted by regulatory authorities. Reconciliations of statutory-basis capital and surplus and net income for ACIC, ACLIC and HPIC for 1995 (See Note
2) to MMI's GAAP-basis amounts included in the accompanying financial statements are as follows (in thousands):

                                                             DECEMBER 31,
                                                           ------------------
                                                             1995      1994
                                                           --------  --------
   Statutory-basis capital and surplus of ACIC and, in
    1995, HPIC............................................ $205,596  $150,927
   Additions (deductions):
     Statutory-basis loss reserve discount................  (50,182)  (43,575)
     GAAP-basis deferred income taxes.....................   39,779    31,086
     Other, including non-insurance company amounts.......   (8,730)  (15,379)
                                                           --------  --------
   GAAP-basis consolidated stockholders' equity of MMI.... $186,463  $123,059
                                                           ========  ========

                                                    YEAR ENDED DECEMBER 31,
                                                    -------------------------
                                                     1995     1994     1993
                                                    -------  -------  -------
   Statutory-basis combined net income of ACIC,
    ACLIC and, in 1995, HPIC....................... $25,763  $15,398  $13,268
   Additions (deductions):
     Statutory-basis loss reserve discount.........  (6,607)  (3,122)  (3,198)
     GAAP-basis deferred income taxes..............   6,938    2,150     (866)
     Other, including non-insurance company
      amounts......................................  (3,399)     625    4,977
                                                    -------  -------  -------
   GAAP-basis consolidated net income of MMI....... $22,695  $15,051  $14,181
                                                    =======  =======  =======

  The maximum amount of dividends that can be paid from ACIC to MMI without regulatory approval is the lesser of net investment income or 10% of ACIC's statutory-basis capital and surplus, each as of the preceding December 31. For HPIC, the maximum amount of dividends that can be paid to MMI without regulatory approval is the greater of net income or 10% of capital and surplus, each as of the preceding December 31. Accordingly, the maximum total dividend amount is $24,000,000 in 1996.

  ACIC and HPIC's combined GAAP-basis net assets amounted to $220,000,000 at December 31, 1995. The excess of these combined basis net assets over ACIC and HPIC's maximum dividend amount represents restricted consolidated net assets.

  MMI has authorized and unissued 5,000,000 shares of $20 par value Preferred Stock.

9. STOCK OPTION PLANS

  In February 1993, MMI adopted a new employee plan that authorizes the issuance, subject to directors' approval, of stock options and restricted stock, and a stock option plan for non-employee directors (the "1993 plans"). The directors plan provides for the issuance of 1,375 options each year for each director and 4,125 options to a new director joining MMI's Board, with exercise prices equal to market value at the issue date.

  Of the 962,737 stock options that were outstanding as of December 31, 1995, 29,825 relate to a 1986 plan with exercise prices of $5.70 and $5.91 expiring in 1996 and 1997 and 932,912 relate to the 1993 plans with exercise prices of $13.13 to $24.63, expiring in 2003 through 2005.

                     MMI COMPANIES, INC. AND SUBSIDIARIES

  Information with respect to these options for the two years ended December 31, 1995 is as follows:

                                            YEAR ENDED DECEMBER 31,
                                -----------------------------------------------
                                         1995                    1994
                                ----------------------- -----------------------
                                NUMBER OF   EXERCISE    NUMBER OF   EXERCISE
                                 SHARES       PRICE      SHARES       PRICE
                                --------- ------------- --------- -------------
      Options outstanding at
       beginning of year.......  875,775  $ 5.70-$15.00  708,600  $ 5.70-$15.00
        Granted................  146,750  $15.50-$24.63  188,750  $13.13-$13.63
        Exercised..............  (59,788) $ 5.70-$15.50  (20,575) $ 5.70-$ 5.91
        Canceled...............      --             --    (1,000)        $13.63
                                 -------                 -------
      Options outstanding at
       end of year.............  962,737  $ 5.70-$24.63  875,775  $ 5.70-$15.00
                                 =======                 =======
      Options exercisable at
       end of year.............  801,237  $ 5.70-$24.63  744,525  $ 5.70-$15.00
                                 =======                 =======
      Shares available for
       grant at end of year....  418,525                 565,275
                                 =======                 =======

10. COMMITMENTS AND CONTINGENCIES

  MMI is engaged in various legal actions incident to the nature of its business. Management is of the opinion that none of the litigation will have a material effect on MMI's financial position or results of operations.

  MMI leases its office space and certain equipment under noncancelable leases. Rental expense for 1995, 1994 and 1993 was $5,200,000, $4,500,000 and
$3,100,000, respectively. As of December 31, 1995, aggregate minimum rental commitments under noncancelable leases amounted to $4,700,000 in 1996, $5,000,000 in 1997, $4,700,000 in 1998, $4,700,000 in 1999, $4,300,000 in 2000
and $7,700,000 thereafter.

11. EMPLOYEE BENEFIT PLANS

  MMI has a defined-contribution pension plan that covers substantially all employees who have attained age 21 and completed three months of service. MMI contributes 4% (3% in 1993) of salary for all employees who have completed 1,000 hours of service in the plan year and who are employed at December 31. In addition, MMI contributes the greater of 75% of the first $2,000 of employee contributions or 50% of employee contributions up to 4% of salary (3% in 1994 and 1993). Additional MMI contributions are made at the discretion of MMI's Board of Directors. MMI's contributions charged to operations were $1,600,000 in 1995, $1,000,000 in 1994, and $750,000 in 1993.

  MMI provides no post retirement benefits to its employees.

                     MMI COMPANIES, INC. AND SUBSIDIARIES

12. INDUSTRY SEGMENTS

  MMI's operations are classified and summarized into medical malpractice liability, life and health and consulting and fees. The medical malpractice liability segment principally includes professional and general liability insurance and reinsurance for hospitals, healthcare systems and healthcare providers. The life and health segment includes group life, disability and health stop-loss insurance and reinsurance. The consulting and fees segment includes strategic healthcare consulting and healthcare-related risk management consulting and fee-based services. Investment income and expense allocations are based on estimates and certain assets have been allocated to segments by formulas. Depreciation expense and capital expenditures are not material. Corporate and eliminations represents certain corporate income and expenses that have not been allocated to specific industry segments. Information by segment is as follows (in thousands):

                                                    YEAR ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1995      1994      1993
                                                   --------  --------  --------
   Revenues:
     Medical malpractice liability................ $185,748  $151,647  $134,688
     Life and health..............................    8,860     9,670     9,843
     Consulting and fees..........................   22,336    18,602     6,962
     Net realized investment gains (losses).......    1,367    (2,853)    1,771
     Corporate and eliminations...................      433       139     1,600
                                                   --------  --------  --------
       Total...................................... $218,744  $177,205  $154,864
                                                   ========  ========  ========
   Pre-tax income (loss):
     Medical malpractice liability................ $ 29,004  $ 20,864  $ 16,003
     Life and health..............................    1,154       806       827
     Consulting and fees..........................    2,873     2,615       385
     Net realized investment gains (losses).......    1,367    (2,853)    1,771
     Corporate and eliminations...................   (9,564)   (5,843)   (3,781)
                                                   --------  --------  --------
       Total...................................... $ 24,834  $ 15,589  $ 15,205
                                                   ========  ========  ========
                                                          DECEMBER 31,
                                                   ----------------------------
                                                     1995      1994      1993
                                                   --------  --------  --------
   Identifiable assets at end of year:
     Medical malpractice liability................ $924,965  $633,383  $579,398
     Life and health..............................   36,163    33,861    35,079
     Consulting and fees..........................   10,354    12,734    14,073
     Corporate, discontinued and eliminations.....   11,196    13,826    15,223
                                                   --------  --------  --------
       Total...................................... $982,678  $693,804  $643,773
                                                   ========  ========  ========

                     MMI COMPANIES, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

13. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

  (In thousands, except per share data):

                                                    THREE MONTHS ENDED,
                                              --------------------------------
                                              3/31/95 6/30/95 9/30/95 12/31/95
                                              ------- ------- ------- --------
      Revenues............................... $46,579 $52,806 $60,098 $59,261
      Net income.............................   4,410   5,638   5,906   6,741
      Earnings per common and common
       equivalent share:
        Primary.............................. $   .50 $   .62 $   .62 $   .67
        Fully diluted........................     .50     .60     .59     .67
                                                    THREE MONTHS ENDED,
                                              --------------------------------
                                              3/31/94 6/30/94 9/30/94 12/31/94
                                              ------- ------- ------- --------
      Revenues............................... $40,674 $42,368 $42,534 $51,629
      Net income.............................   3,650   2,597   4,211   4,593
      Earnings per common and common
       equivalent share:
        Primary.............................. $   .42 $   .30 $   .49 $   .53
        Fully diluted........................     .42     .30     .48     .52

14. SUBSEQUENT EVENT

  In January 1996, MMI amended its bank credit agreement to provide MMI with a $50,000,000 term loan and a $35,000,000 line of credit, of which $49,000,000 of the term loan was drawn to retire debt outstanding at December 31, 1995. The $35,000,000 line of credit remained unused and available for general corporate purposes.

  The loan bears interest at a rate equal to the London Interbank Offered Rate for periods of up to one year plus a margin ranging from 5/8% to 7/8%. MMI also has the option of selecting an interest rate related to the bank's prime rate. As of February 1996, the LIBOR component on $44,500,000 of MMI's borrowings was fixed at 5.374% through December 1997.

  The bank credit agreement subjects MMI and its subsidiaries to certain covenants and restrictions, including limitations on dividends (limited to 20% of prior year's net income), purchases of capital stock, additional borrowing, encumbrance or sale of assets and types of investment purchases. Covenants also include maintenance of various financial ratios and amounts, including maintaining $135,000,000 of statutory-basis capital and surplus for ACIC.

  The line of credit is secured by the stock of ACIC and HPIC, which own the majority of MMI's consolidated assets. Annual fees related to the agreement range from 1/5% to 3/8% of the unused commitment. Reduction of the credit commitment is scheduled as follows (in thousands):

      1997.............................................................. $ 5,000
      1998..............................................................   7,000
      1999..............................................................  10,000
      2000..............................................................  13,000
      2001..............................................................  50,000

  Principal payments are not required based on the current level of borrowings until 2001. The credit agreement expires on April 1, 2001.

                      MMI COMPANIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             JUNE 30,   DECEMBER 31,
                                                               1996         1995
ASSETS                                                      ----------- ------------
                                                            (UNAUDITED)
  INVESTMENTS
    Short-term investments................................. $   30,769    $ 33,550
    Fixed maturities.......................................    668,583     710,072
    Other..................................................     12,320         --
                                                            ----------    --------
                                                               711,672     743,622
  OTHER ASSETS
    Cash...................................................      3,673         439
    Premiums receivable....................................     52,947      36,316
    Reinsurance receivables................................    109,558     105,554
    Prepaid reinsurance premiums...........................     15,061       9,925
    Accrued investment income..............................     11,167      11,628
    Cost in excess of net assets of purchased subsidiaries,
     less accumulated amortization.........................     15,942       8,965
    Furniture and equipment--at cost, less accumulated
     depreciation..........................................      8,317       6,610
    Deferred income taxes..................................     48,890      41,203
    Other..................................................     26,972      18,416
                                                            ----------    --------
                                                            $1,004,199    $982,678
                                                            ==========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
  LIABILITIES
    Policy liabilities:
      Loss and loss adjustment expense reserves:
        Medical malpractice liability...................... $  614,239    $623,220
        Life and health....................................      8,255      11,401
        Other..............................................      3,846       4,194
                                                            ----------    --------
                                                               626,340     638,815
      Unearned premium reserves............................     76,692      52,951
      Future life policy benefits..........................      8,635       8,982
                                                            ----------    --------
                                                               711,667     700,748
    Accrued expenses and other liabilities.................     18,430      21,015
    Amounts due to reinsurers..............................     28,156      24,702
    Notes payable to stockholders..........................        --          750
    Long-term notes payable................................     58,000      49,000
                                                            ----------    --------
                                                               816,253     796,215
  STOCKHOLDERS' EQUITY
    Common Stock, par value $.10 per share:
      Authorized shares: 1996 and 1995--30,000
      Issued and outstanding shares: 1996--9,865; 1995--
       9,675...............................................        986         967
    Additional paid-in capital.............................     85,995      82,645
    Retained earnings......................................     96,941      84,361
    Unrealized gains on investments, net of taxes:
      1996--$2,167; 1995--$9,957...........................      4,024      18,490
                                                            ----------    --------
                                                               187,946     186,463
                                                            ----------    --------
                                                            $1,004,199    $982,678
                                                            ==========    ========

                See notes to Consolidated Financial Statements.

                      MMI COMPANIES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   UNAUDITED

                                                                SIX MONTHS
                                                              ENDED JUNE 30,
                                                             -----------------
                                                               1996     1995
                                                             -------- --------
REVENUES
Insurance premiums earned:
  Medical malpractice liability............................. $ 77,870 $ 65,900
  Life and health...........................................    3,954    3,672
                                                             -------- --------
                                                               81,824   69,572
Consulting and fee income...................................   15,628   11,651
Net investment income.......................................   21,653   17,818
Net realized gains on investments...........................    1,002      344
                                                             -------- --------
    Total revenues..........................................  120,107   99,385
LOSSES AND EXPENSES
Losses and loss adjustment expenses:
  Medical malpractice liability.............................   65,439   57,029
  Life and health...........................................    2,286    1,876
                                                             -------- --------
                                                               67,725   58,905
Insurance and administrative expenses.......................   35,786   28,408
Interest expense............................................    1,602    1,098
                                                             -------- --------
    Total losses and expenses...............................  105,113   88,411
                                                             -------- --------
    Income before income taxes..............................   14,994   10,974
Income taxes................................................    1,235      926
                                                             -------- --------
    Net income.............................................. $ 13,759 $ 10,048
                                                             ======== ========
Earnings per common and common equivalent share:
  Primary................................................... $   1.35 $   1.12
  Fully diluted.............................................     1.34     1.09
Weighted average number of common and common equivalent
 shares:
  Primary...................................................   10,207    8,838
  Fully diluted.............................................   10,276    9,200


                See notes to Consolidated Financial Statements.

                      MMI COMPANIES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                           PREFERRED STOCK     COMMON STOCK                                     UNREALIZED
                          ------------------  ---------------  ADDITIONAL                     GAINS (LOSSES)     TOTAL
                           NUMBER     PAR      NUMBER    PAR    PAID-IN   RETAINED  TREASURY ON INVESTMENTS, STOCKHOLDERS'
                          OF SHARES  VALUE    OF SHARES VALUE   CAPITAL   EARNINGS   STOCK    NET OF TAXES      EQUITY
                          --------- --------  --------- -----  ---------- --------  -------- --------------- -------------
Balance at December 31,
 1994...................     --     $    --     8,677   $868    $66,381   $63,787    $(740)     $ (7,237)      $123,059
Year ended December 31,
 1995:
 Net income.............                                                   22,695                                22,695
 Issuance of Preferred
  Stock in connection
  with acquisition of
  subsidiary............     903      18,061                     (2,709)                                         15,352
 Conversion of Preferred
  to Common Stock.......    (903)    (18,061)     941     94     17,967                                             --
 Issuance of Common
  Stock in connection
  with employee benefit
  plans and exercise of
  employee stock
  options...............                          110     10      1,577                                           1,587
 Change in unrealized
  gains, net of taxes of
  $13,853...............                                                                          25,727         25,727
 Retirement of Treasury
  Stock.................                          (62)    (6)      (734)               740                          --
 Common cash dividends
  ($.20 per share)......                                                   (1,827)                               (1,827)
 Preferred stock
  dividend ($.18 per
  share)................                            9      1        163      (164)                                  --
 Preferred cash dividend
  ($.14 per share)......                                                     (130)                                 (130)
                            ----    --------    -----   ----    -------   -------    -----      --------       --------
Balance at December 31,
 1995...................     --          --     9,675    967     82,645    84,361      --         18,490        186,463
Six months ended June
 30, 1996 (unaudited):
 Net income.............                                                   13,759                                13,759
 Issuance of Common
  Stock in connection
  with acquisition of
  subsidiary............                           28      3        462                                             465
 Issuance of Common
  Stock in connection
  with employee benefit
  plans and exercise of
  employee stock
  options...............                          162     16      2,888                                           2,904
 Change in unrealized
  gains, net of taxes of
  $7,790................                                                                         (14,466)       (14,466)
 Common cash dividends
  ($.12 per share)......                                                   (1,179)                               (1,179)
                            ----    --------    -----   ----    -------   -------    -----      --------       --------
Balance at June 30, 1996
 (unaudited)............     --     $    --     9,865   $986    $85,995   $96,941    $ --       $  4,024       $187,946
                            ====    ========    =====   ====    =======   =======    =====      ========       ========

                See notes to Consolidated Financial Statements.

                      MMI COMPANIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   UNAUDITED

                                                              SIX MONTHS
                                                            ENDED JUNE 30,
                                                          --------------------
                                                            1996       1995
                                                          ---------  ---------
OPERATING ACTIVITIES
  Net income............................................. $  13,759  $  10,048
  Adjustments to reconcile net income to net cash
   provided (used) by operating activities:
    Increase in policy liabilities.......................    10,919     46,090
    Change in reinsurance balances.......................    (5,686)    (6,801)
    Increase in premiums receivable......................   (16,631)   (17,077)
    Deferred income taxes................................       (42)    (1,949)
    Increase in accrued investment income and other
     assets..............................................    (6,112)    (4,111)
    Decrease in accrued expenses and other liabilities...    (3,987)    (1,288)
    Net realized gains on investments....................    (1,002)      (344)
    Depreciation and amortization on investments and
     goodwill............................................     1,549      1,226
                                                          ---------  ---------
      Net cash provided (used) by operating activities...    (7,233)    25,794
INVESTING ACTIVITIES
  Net sale of short-term investments.....................     5,181      4,256
  Purchases of available-for-sale investments............  (162,268)  (283,537)
  Sales of available-for-sale investments................   134,530    125,264
  Maturities of available-for-sale investments...........    33,819    131,839
  Furniture and equipment additions......................    (2,812)    (1,913)
  Acquisition of subsidiary..............................    (7,958)   (15,372)
                                                          ---------  ---------
      Net cash provided (used) by investing activities...       492    (39,463)
FINANCING ACTIVITIES
  Issuance of Common Stock...............................     2,904        344
  Payments on notes payable..............................      (750)       --
  Proceeds from notes payable............................     9,000     15,000
  Dividends..............................................    (1,179)      (993)
                                                          ---------  ---------
      Net cash provided by financing activities..........     9,975     14,351
                                                          ---------  ---------
      Increase in cash...................................     3,234        682
Cash at beginning of period..............................       439        498
                                                          ---------  ---------
      Cash at end of period.............................. $   3,673  $   1,180
                                                          =========  =========


                See notes to Consolidated Financial Statements.

                     MMI COMPANIES, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                 JUNE 30, 1996

1. BASIS OF PRESENTATION

  The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six month period ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996. For further information, refer to the Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus.

2. ACQUISITION OF MANAGEMENT SCIENCE ASSOCIATES, INC.

  Effective April 1, 1996 the Company purchased substantially all of the net assets of Management Science Associates, Inc. (MSA). MSA provides employee relations and human resource consulting services to healthcare organizations and had revenues of approximately $6.6 million in 1995. The purchase price for MSA, including expenses, was $8,353,000 in cash which was funded principally by an increase in borrowings under the Company's credit agreement.

  Assets acquired, liabilities assumed, and the excess of cost over net assets purchased were as follows (in thousands):

      Excess of cost over net assets purchased.......................... $6,403
      Cash..............................................................    395
      Other assets, principally receivables.............................  2,133
      Other liabilities.................................................   (578)
                                                                         ------
                                                                         $8,353
                                                                         ======

The operations of MSA are included in MMI's Consolidated Financial Statements since the date of acquisition.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR BY ANY OF THE UN-DERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PRO-SPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                 ------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Prospectus Summary.........................................................   3
Risk Factors...............................................................   8
Use of Proceeds............................................................  10
Price Range of Common Stock................................................  10
Dividend Policy............................................................  11
Capitalization.............................................................  11
Selected Consolidated Financial Information................................  12
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations.............................................................  14
Business...................................................................  20
Management.................................................................  34
Principal and Selling Stockholders.........................................  36
Underwriting...............................................................  37
Legal Matters..............................................................  38
Experts. . ................................................................  38
Incorporation of Certain Documents
 by Reference..............................................................  39
Glossary of Healthcare and Insurance Terms.................................  40
Index to Consolidated Financial Statements................................. F-1

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               2,207,733 SHARES

                                     LOGO

                              MMI COMPANIES, INC.

                                 COMMON STOCK

                                   --------

                                  PROSPECTUS

                                         , 1996

                                   --------

                               SMITH BARNEY INC.

                               CONNING & COMPANY

                               J.P. MORGAN & CO.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  Set forth below is an estimate of the approximate amount of fees and expenses (other than underwriting discounts and commissions) payable by the Company in connection with the issuance and distribution of the shares of Common Stock pursuant to the Prospectus contained in this Registration Statement.

      Securities and Exchange Commission registration fee.............. $ 27,961
      NYSE filing fee..................................................   31,000
      NASD filing fee..................................................    8,609
      Accountants' fees and expenses...................................   75,000
      Legal fees and expenses..........................................   75,000
      Blue Sky fees and expenses.......................................   10,000
      Printing and engraving...........................................   50,000
      Miscellaneous expenses...........................................   22,430
                                                                        --------
          Total........................................................ $300,000
                                                                        ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Registrant, being incorporated under the General Corporation Law of the State of Delaware (the "GCL"), is empowered by Section 145 of the GCL, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding to which such person is made a party or threatened to be made a party by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise ("Corporate Persons"). Section 145 provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

  Article XIV of the Registrant's by-laws provides for indemnification and insurance on behalf of the Corporate Persons. Article XIV provides that the Registrant will indemnify any Corporate Person who is or was a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (an "Action") by reason of the fact that he or she is or was a Corporate Person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such Action, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant and, with respect to any criminal Action, had no reasonable cause to believe his or her conduct was unlawful. With respect to an Action by or in the right of the Registrant, Article XIV also provides that no indemnification shall be made in respect of any claim, issue or matter as to which the Corporate Person is adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Registrant, except to the extent that, the court in which the Action was brought determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. To the extent that a Corporate Person has been successful in the defense of any Action, or in the defense of any claim, issue or matter therein, Article XIV provides that he or she will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. Any indemnification under Article XIV (unless ordered by a court) will be made only as authorized in the specific case, upon a determination, reasonably made, that indemnification is proper in the circumstances because the Corporate Person has met the applicable standards of conduct. Such determination may be made (i) by the board of directors of the Registrant by a majority vote of a quorum consisting of directors who were not parties to such Action, or (ii) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders of the Registrant by a majority vote of a quorum consisting of stockholders who were not parties to such action. Also, Article XIV provides that the Registrant will pay the expenses incurred in defending an Action in advance of the final disposition of such Action as authorized by the board of directors of the Registrant in the specific case upon receipt of an undertaking by or on behalf of the Corporate Person to repay such amount. The indemnification provided by
Article XIV is not exclusive of any other rights of indemnification to which Corporate Persons may be entitled. Article XIV also authorizes the Registrant to purchase insurance on behalf of any Corporate Person against any liability incurred by him or her in, or arising out of, his or her status as a Corporate Person, whether or not the Registrant would have the power to indemnify him or her against such liability.

  Article Ninth of the Registrant's certificate of incorporation eliminates, to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the GCL, as the same may be amended or supplemented, or any corresponding provision of the GCL, the personal liability of directors. That paragraph allows corporations incorporated under the GCL to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. However, that paragraph does not allow corporations to limit the liability of a director (i) for any breach of his or her duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of a dividend or unlawful stock purchase or redemption or (iv) for any transaction for which the director derived an improper personal benefit.

  The Company maintains liability insurance for its directors and officers.

ITEM 16. EXHIBITS

      1.1      Form of Underwriting Agreement.+
      5.1      Opinion of Wildman, Harrold, Allen & Dixon.+
     23.1      Consent of Ernst & Young LLP.
               Consent of Wildman, Harrold, Allen & Dixon (contained in Exhibit
     23.2      5.1).
     24.1      Powers of attorney.
     27.1      Financial data schedule, December 31, 1995.
     27.2      Financial data schedule, June 30, 1996.**
               Information from reports furnished to state insurance regulatory
     28.1      authorities.*

- --------
+To be filed by amendment.
 *Incorporated herein by reference to Report on Form 10-K dated December 31,
   1995, Commission File No. 1-11920.
**Incorporated herein by reference to Report on Form 10-Q dated June 30, 1996,
   Commission File No. 1-11920.

ITEM 17. UNDERTAKINGS

  The Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

    Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
  Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter had been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (6) That, for purposes of determining any liability under the Act, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

    (7) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield, State of Illinois, on August 8, 1996.

                                          MMI Companies, Inc.

                                                /s/ B. Frederick Becker
                                          By: _________________________________
                                                    B. Frederick Becker
                                               Chairman and Chief Executive
                                                          Officer

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
    /s/ B. Frederick Becker          Chairman, Chief Executive       August 8, 1996
____________________________________   Officer and Director
        B. Frederick Becker

      /s/ Paul M. Orzech             Executive Vice President and    August 8, 1996
____________________________________   Chief Financial Officer
           Paul M. Orzech

     /s/ Joseph R. Herman            Vice President and              August 8, 1996
____________________________________   Controller
          Joseph R. Herman

                 *                   Director                        August 8, 1996
____________________________________
          Richard R. Barr

                 *                   Director                        August 8, 1996
____________________________________
        James A. Block, M.D.

                 *                   Director                        August 8, 1996
____________________________________
         George B. Caldwell

                 *                   Director                        August 8, 1996
____________________________________
        F. Laird Facey, M.D.

                 *                   Director                        August 8, 1996
____________________________________
         William M. Kelley

                 *                   Director                        August 8, 1996
____________________________________
     Andrew David Kennedy, Esq.

                 *                   Director                        August 8, 1996
____________________________________
        Timothy R. McCormick

                 *                   Director                        August 8, 1996
____________________________________
         Gerald L. McManis


             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----


                 *                   Director                        August 8, 1996
____________________________________
          Scott S. Parker

                 *                   Director                        August 8, 1996
____________________________________
          Edward C. Peddie

                 *                   Director                        August 8, 1996
____________________________________
          Anthony J. Perry

                 *                   Director                        August 8, 1996
____________________________________
         Joseph D. Sargent

                 *                   Director                        August 8, 1996
____________________________________
         Marshall Whisnant

- --------
*By his signature below, B. Frederick Becker, pursuant to duly executed powers of attorney filed with the Securities and Exchange Commission, has signed this Registration Statement on behalf of the above listed persons designated by asterisks, in the capacities set forth opposite their respective names.

                                                /s/ B. Frederick Becker
                                          By: _________________________________
                                                    B. Frederick Becker
                                                     Attorney-in-fact

                                 EXHIBIT INDEX

      1.1      Form of Underwriting Agreement.+
      5.1      Opinion of Wildman, Harrold, Allen & Dixon.+
     23.1      Consent of Ernst & Young LLP.
               Consent of Wildman, Harrold, Allen & Dixon (contained in Exhibit
     23.2      5.1).
     24.1      Powers of attorney.
     27.1      Financial data schedule, December 31, 1995.
     27.2      Financial data schedule, June 30, 1996.**
               Information from reports furnished to state insurance regulatory
     28.1      authorities.*

- --------
+To be filed by amendment.
*Incorporated herein by reference to Report on Form 10-K dated December 31,
   1995, Commission File No. 1-11920.
**Incorporated herein by reference to Report on Form 10-Q dated June 30, 1996,
   Commission File No. 1-11920.